Exhibit 4.3

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Purchase Agreement”) is made and entered into as of February 20, 2008, by and among Madeco S.A., a corporation organized and validly existing under the laws of Chile (the “Seller”) and Nexans, a corporation organized and validly existing under the laws of France (the “Buyer”, and together with the Seller, the “Parties”). Unless otherwise indicated herein, capitalized terms used herein shall have the meanings set forth in Article Eight.

RECITALS

WHEREAS, the Seller is interested in divesting its W&C Business;

WHEREAS, the Buyer is interested in acquiring the W&C Business;

WHEREAS, the Parties are interested in entering into the Contemplated Transactions;

WHEREAS, the Contemplated Transactions appear to be in the best interest of all shareholders of the Seller and, as a result, the controller of the Seller, Quiñenco S.A., a corporation organized and validly existing under the laws of Chile (“Quiñenco”), is willing to support it;

WHEREAS, the Parties executed a Framework Agreement on November 15, 2007, as amended on January 31, 2008, in connection with the Contemplated Transactions (the “Framework Agreement”); and

WHEREAS, pursuant to the Framework Agreement each the Parties conducted a due diligence in the terms set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE ONE
PURCHASE OF STOCK

1.1 Purchase of Stock. At the Closing, the Seller shall, or shall cause the applicable Affiliate of the Seller designated in Schedule 1.1 to (together, the “Seller Parties”), sell, assign, transfer, convey and deliver to the Buyer or the relevant Affiliate of the Buyer designated in Schedule 1.1 (together, the “Buyer Parties”), and the Buyer Parties shall purchase, acquire, accept and take assignment and delivery of, from the Seller Parties, all of the right, title and interest of the Seller Parties in and to the shares of stock of the Acquired Companies set forth opposite to such Seller Party’s name on Schedule 1.1, free and clear of any Encumbrances (other than Encumbrances created, imposed or granted by the Buyer Parties).

1.2 Amount of Purchase Price. (a) Subject to the adjustments provided in Section 1.4, the Buyer agrees to pay, or cause the respective Buyer Party to pay, as set forth in Schedule 1.1, to the Seller or the respective Seller Party, as consideration for the transfer of the Acquired Companies, the Cash Consideration and the Shares Consideration (together, the “Purchase Price”).

 (b) At the Closing, the Buyer shall (i) pay, or cause the respective Buyer Party to pay, to the Seller or the respective Seller Party, on account of the Cash Consideration (to be definitively determined in accordance to Section 1.4), the Provisional Cash Amount, and, immediately thereafter, (ii) issue the Shares Consideration to the Seller as provided in Section 1.5.

 (c) The Purchase Price (including, for the avoidance of doubt, the Provisional Cash Amount) shall be allocated among the Acquired Companies as set forth in Schedule 1.1.

1.3 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Claro & Cia., on Apoquindo 3721, 13 floor, Santiago, Chile, at 10:00 a.m., local time, on the last business day of the month during which the last of the conditions contained in Article Five is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), provided that if between date the conditions are fulfilled or waived and the end of the respective month there are less than 10 business days, the Closing shall be on the last business day of the following month, or at such other place, time and date but no later than (subject to Section 5.4) July 1, 2008 (the “Closing Date”).

1.4 Post-Closing Adjustment to Purchase Price. (a) As promptly as practicable after the Closing, but in no event more than 30 business days thereafter, the Buyer shall prepare or cause to be prepared and shall deliver to the Seller a reasonably detailed statement and all relevant documentation setting forth the actual, Net Financial Indebtedness, Working Capital, Other Working Capital, Total Gross Fixed Assets and Long Term Liabilities of the Acquired Companies as of the close of business on the Closing Date (respectively, the “Actual Closing Net Financial Indebtedness”, “Actual Closing Working Capital”, “Closing Other Working Capital”, “Closing Total Gross Fixed Assets” and “Closing Long Term Liabilities”, and such items to be presented collectively as the “Closing Accounts”). The Buyer will prepare the Closing Accounts consistent with the basis of the preparation of the Financial Statements, in accordance to GAAP and applied on a consistent basis provided that the Seller Representation and Warranty in Section 2.4 is materially true and correct in all respects. For the avoidance of doubt, the Closing Accounts will include, if applicable, a “Net Realizable Value” provision according to GAAP. Unless, within 10 business days after its receipt of the Closing Accounts, the Seller delivers to the Buyer a reasonably detailed statement describing the Seller’s objections to the Closing Accounts (a “Closing Accounts Objection”), the amount of the Closing Accounts shall be final and binding on the Parties.

(b) If the Seller has delivered to the Purchaser a timely Closing Accounts Objection, the Parties shall negotiate in good faith and use reasonable efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the Parties. If a final resolution is not reached within 10 business days after the Seller has submitted a Closing Accounts Objection, any remaining disputes shall be resolved by the Auditors. The Auditors shall be instructed to resolve only the matters in dispute as promptly as practicable, but in no event more than 10 business days after submission, and set forth their resolution in a statement setting forth the Closing Accounts, which determination shall be final and binding on the Parties.

(c) In the event that the difference between the Closing Accounts determined by the Auditors and the Closing Accounts determined by the Buyer is more than US$5,000,000, then all fees and expenses of the Auditors shall be borne by the Buyer; otherwise all fees and expenses of the Auditors shall be borne by the Seller. The Parties shall cooperate with each other and the Auditors in connection with the matters contemplated by this Section 1.4, including the Buyer’s preparation of and the Seller’s review of the Closing Accounts Statement, by furnishing such information and access to books, records (including accountants’ work papers), personnel and properties as may be reasonably requested.

(d) The Cash Consideration shall be adjusted by the Closing Accounts as follows (the net amount of these adjustments being the “Net Adjustment Amount”):

(i) The Cash Consideration shall be increased by the amount the Estimated Closing Net Financial Indebtedness exceeds the Actual Closing Net Financial Indebtedness or decreased by the amount the Estimated Closing Net Financial Indebtedness falls short of the Actual Closing Net Financial Indebtedness;

(ii) The Cash Consideration shall be increased by the amount the Actual Closing Working Capital exceeds the Estimated Closing Working Capital or decreased by the amount the Actual Closing Working Capital falls short of the Estimated Closing Working Capital;

(iii) The Cash Consideration shall be increased by the amount the Closing Other Working Capital exceeds the Reference Other Working Capital or decreased by the amount the Closing Other Working Capital falls short of the Reference Other Working Capital;

(iv) The Cash Consideration shall be increased by the amount the Closing Total Gross Fixed Assets exceeds the Projected Total Gross Fixed Assets or decreased by the amount the Closing Total Gross Fixed Assets falls short of the Projected Total Gross Fixed Assets; and

(v) The Cash Consideration shall be increased by the amount the Projected Long Term Liabilities exceed the Closing Long Term Liabilities or decreased by the amount the Closing Long Term Liabilities exceed the Projected Long Term Liabilities.

(e) For the purposes of determining the Net Adjustment Amount in accordance with the provisions of this Section 1.4, any amount denominated in a currency other than in Dollars shall be converted into Dollars based on the exchange rate of the Dólar Observado as of the Closing Date.

(f) The Net Adjustment Amount shall be paid to the Seller or the Buyer, as the case may be, within five business days after the date the Closing Accounts become final and binding on the Parties. If the Net Adjustment Amount decreases the Cash Consideration, such amount shall be withdrawn and paid to the Buyer from the Escrow Amount. Any balance of the Escrow Amount, together with all accrued interest on the Escrow Amount, shall be paid to the Seller. If the Escrow Amount, together with all accrued interest on the Escrow Amount, is insufficient to pay the Net Adjustment Amount, the Seller shall forthwith fund and pay the deficiency. If the Net Adjustment Amount increases the Cash Consideration, such amount, and the Escrow Amount, together with all accrued interest on the Escrow Amount, shall be paid to the Seller.

(g) The Escrow Amount shall be held by an escrow agent, which shall be a reputable commercial bank mutually agreed by the Parties pursuant to an escrow agreement which contains the basic terms set forth in Annex F.

1.5 Ancillary Agreements on the Shares Consideration. (a) As part of this Purchase Agreement, the Parties shall enter into a contribution agreement in terms and conditions substantially similar to the form included as Schedule 1.5(a) (the “Contribution Agreement”), pursuant to which rights and title to the Contribution Shares will be transferred to the Buyer as of the decision of the board of directors of the Buyer referred to below.

(b) On February 5, 2008, Messrs. Jean-Luc Dumont and Olivier Marion have been appointed by the Président of the Paris Tribunal de Commerce to act as independent appraisers (commissaires aux apports) and to prepare a valuation report of the in-kind contribution of the Contribution Shares to be made by the Seller. The Seller hereby agrees to provide the Buyer with any document that the independent appraisers reasonably request in the course of the preparation of the valuation report, and in particular the list of assets and liabilities of the Acquired Companies which shares are to be contributed.

(c) As soon as practicable after the execution of this Purchase Agreement (and the Contribution Agreement), and, in any case, before the Closing Date:

(i) The Buyer shall deliver to the independent appraisers an executed copy of the Contribution Agreement.

(ii) The Buyer shall convene an extraordinary shareholders meeting (no later than April 30, 2008) in order to approve a resolution substantially similar to the 18th resolution of the shareholders meeting held on May 10, 2007 and in accordance with the provisions of Article L. 225-147 of the French Commercial Code, and to appoint a nominee of the Seller as a member of the board of directors, subject to and with effect upon the Closing.

(iii) No later than eight business days prior to the Closing, the Buyer shall file the valuation report of the independent appraisers with the Greffe of the Tribunal de Commerce de Paris and keep such report at the disposal of its shareholders at its registered office.

(iv) No later than three business days prior to the Closing, the Buyer shall communicate to the Autorité des Marchés Financiers (the “AMF”) a draft press release on the Shares Consideration to be issued in remuneration of the in-kind contribution of the Contribution Shares and the rationale and terms of the transaction in compliance with Article 12 of the AMF instruction dated December 13, 2005, as amended.

(v) No later than three business days prior to the Closing, a board of directors meeting of the Buyer shall be convened in order to (i) rule on the approval of the valuation of the in-kind contribution after due consideration given to the valuation report of the independent appraisers, and (ii) decide the increase of the share capital of the Buyer and the issue of the Shares Consideration in consideration for the in-kind contribution of the Contribution Shares. The in-kind contribution of the Contribution Shares will be made in consideration of the delivery by the Buyer to the Seller of the Shares Consideration of €1 par value each, to be created by the Buyer by means of an increase in its share capital of an amount of €2.5 million. Therefore, the issuance premium, representing the difference between the value of the Contribution Shares and the par value of the Shares Consideration issued in consideration thereof amounts to €222.5 million. Such premium (originally agreed under the Framework Agreement of November 15, 2007) will be accounted for as shareholder’s equity in the balance sheet of the Buyer under a special issuance premium account. Accordingly: (i) the capital increase amount shall be €2.5 million, (ii) the issuance premium shall be €222.5 million, and (iii) the total remuneration for the contribution shall be €225 million.

 (d) On the Closing Date:

(i) Upon receipt of a valuation report from the independent appraisers satisfactory to the Buyer, the board of directors of the Buyer, pursuant to the related resolution of the extraordinary shareholders meeting to be convened as referred to under paragraph (c)(ii) above, and in accordance with the provisions of Article L. 225-147 of the French Commercial Code, shall approve the valuation of the contribution of the Contribution Shares and the resulting capital increase and issuance of the Shares Consideration.

(ii) Upon the decision of the board of directors of the Buyer being adopted, the Buyer shall publish the press release required by Article 12 of the AMF instruction dated December 13, 2005, as amended.

(iii) The rights and title to the Contribution Shares will be transferred to the Buyer as of the decision of the board of directors of the Buyer referred to in paragraph (d)(i) above, and the Shares Consideration issued by the Buyer and allocated to the Seller shall be: (A) duly authorized and validly issued and free from any Encumbrances; and (B) fully assimilated to the shares of the Buyer already existing and shall benefit from all the dividends which may be distributed after their issuance.

 (e) After the Closing, the Parties agree as follows:

(i) The Buyer agrees to propose to its shareholders meeting, at the discretion of the Seller, either the renewal in the board of directors of the individual nominated by the Seller already in place, or the appointment in the board of directors of a new individual nominated by the Seller in replacement. This commitment of the Buyer shall last for so long as the Seller or its Affiliates keeps at least 50% of the Shares Consideration.

(ii) The Seller acknowledges and agrees that pursuant to the by-laws of the Buyer, the voting rights of the Seller will be limited to 8% (in the case of single voting rights) and to 16% (in the case of double voting rights) of the voting rights attached to shares held by shareholders present or represented when voting on resolutions at a shareholders meeting.

(iii) The Seller acknowledges and agrees that it shall keep the Shares Consideration in nominative form and that it will retain the right to sell the Shares Consideration, from time to time, subject to the following terms and conditions:

(A) The Seller may not transfer any Shares Consideration during the first 12 months following the Closing Date; provided, however, that the Seller may transfer the Shares Consideration to a Controlled Affiliate that has accepted in writing to be bound by the transfer restrictions of this Section 1.5(e)(iii)(A), remaining the Seller joint and severally liable for any non-performance in this regard by the Affiliate.

(B) The Seller may transfer Shares Consideration representing up to 50% of its total shareholder interest in the Buyer in the period that goes between 12 and 18 months following the Closing Date.

(C) The Seller may sell Shares Consideration (or enter into derivative transactions having a similar result) representing its entire shareholder interest in the Buyer after a period of 18 months following the Closing Date.

(D) The Seller may only enter into derivative transactions (having a similar result to the transfer of the Shares) during the period of 18 months following the Closing Date to the extent it keeps at least an unhedged position of 5% of the outstanding share capital of the Buyer.

(f) The Seller agrees that prior to the Closing it shall not enter into derivative transactions regarding the shares of the Buyer in an amount exceeding 50% of such shares.

(g) The Seller shall, for its own business purposes, consider the value of the Contribution Shares and the Shares Consideration using GAAP, meaning the opening trading price of the Buyer’s shares on the Closing Date at the Euronext Paris.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer and the other Buyer Parties as follows, unless otherwise provided herein, as of the date hereof and as of the Closing Date (collectively, the "Seller Representations and Warranties"), provided, for the avoidance of doubt, that the Seller shall no be liable for a Breach of any of the Sellers Representation and Warranties in respect of the matters materially true and correct disclosed as a qualification or exception in the Schedules to the Sellers Representations and Warranties:

2.1  Organization and Good Standing. (a) Each of the Seller and the Acquired Companies is a corporation duly organized, validly existing, and in good standing under the laws of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any Contract.

(b) The Seller has delivered to the Buyer copies of the Organizational Documents of the Seller and the each Acquired Company, as currently in effect.

2.2 Authority; No Conflict. (a)  This Purchase Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to enforceability, bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditor rights. The Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Purchase Agreement and to perform its obligations under this Purchase Agreement.

(b) Except as set forth in Schedule 2.2(b), neither the execution and delivery of this Purchase Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Seller or any Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of the Seller or any Acquired Company;

(ii) contravene, conflict with, or result in a violation of or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Seller or any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company and is necessary to conduct its business as it is now being conducted by any Acquired Company;

(iv) cause any of the assets owned by any Acquired Company to be revalued by any taxing authority or other Governmental Body;

(v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Schedule 2.2(b), neither the Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Purchase Agreement or the consummation or performance of any of the Contemplated Transactions.

2.3  Capitalization. The authorized capital of each Acquired Company as of the date hereof and as of the Closing Date consists of the shares of common stock set forth opposite to such Acquired Company’s name in Schedule 2.3, with no par value, all issued and outstanding, of which the Seller is the record owner and holder, free and clear of all Encumbrances, of the shares of common stock set forth opposite to the respective Seller Party’s name in Schedule 2.3. Except as set forth in Schedule 2.3, no legend or other reference to any purported Encumbrance appears or will appear as of the Closing Date upon any certificate representing the Shares or in the shareholders registry of each Acquired Company. All of the outstanding shares of the Acquired Companies have been as of the date hereof and will be as of the Closing Date duly authorized and validly issued and are fully paid. There are and there will be no Contracts relating to the issuance, sale or transfer of any shares or other securities of the Acquired Companies. None of the outstanding shares of the Acquired Companies was issued in violation of any Legal Requirement. Except as set forth in Schedule 2.3, no Acquired Company owns or will own as of the Closing Date, or has any Contract to acquire, any shares or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except as set forth in Schedule 2.3, the Organizational Documents of each Acquired Company do not restrict the transfer of shares thereof nor give rise to any preemptive rights or any other obligation in case of share transfers.

2.4 Financial Statements. (a) Schedule 2.4(a) contains true and complete copies of the Financial Statements as at December 31, 2006, June 30, 2007 and December 31, 2007. The Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of each Acquired Company (which books and records are true, complete and correct in all material respects) as at the respective dates of and for the periods referred to in such Financial Statements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto in respect of the December 31, 2006 and the December 31, 2007 Financial Statements, and for normal recurring year-end adjustments and the absence of notes in respect of the June 30, 2007 Financial Statements) and fairly present the proforma consolidated financial condition of the Acquired Companies as if the Reorganization had already been completed as of the respective dates thereof and the proforma consolidated results of operations and cash flows of the Acquired Companies as if the Reorganization had already been completed for the periods covered thereby in all material respects.

(b) There are no asset values included in the Financial Statements which are overstated in accordance with GAAP, nor any liabilities in the Financial Statements which are understated in accordance with GAAP.

(c) The financial books and records of each Acquired Company are complete and correct in all material respects, have been maintained in accordance with good business practice, and reflect the basis for the financial position and results of operations of the Acquired Companies as set forth in the Financial Statements.

(d) Except as set forth in Schedule 2.4(d), each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Applicable GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) inter-company flows are properly accounted for, and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.5  Books and Records. Except as set forth in Schedule 2.5, the books of account, minute books, stock record books, and other corporate records of each Acquired Company are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Acquired Company contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders and the board of directors, and no meeting of any such stockholders or board of directors has been held for which minutes have not been prepared and are not contained in such minute books. Nothing contained in the books of account, minute books, stock record books, and other corporate records of each Acquired Company contradicts any representation and warranty made by the Seller under this Purchase Agreement. All of those books and records are in the possession of each Acquired Company.

2.6 Title to Properties; Encumbrances. Schedule 2.6 contains a complete and accurate list of all real property, leaseholds or other rights therein owned by each Acquired Company. Each Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by each Acquired Company or reflected as owned in the books and records of each Acquired Company, including all of the properties and assets reflected in the Financial Statements (except for personal property sold since the date of the Financial Statements in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by each Acquired Company since the date of the Financial Statements (except for personal property acquired and sold since the date of the Financial Statements in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 2.6. Except as set forth in Schedule 2.6, all material properties and assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature. Except as set forth in Schedule 2.6 all buildings, plants, and structures owned by each Acquired Company lie wholly within the boundaries of the real property owned by each Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

2.7 Condition and Sufficiency of Assets. (a)  The buildings, plants, structures and equipment of each Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put to carry out its business as it is now being conducted, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of each Acquired Company are sufficient for the continued operation of each Acquired Company's businesses after the Closing Date in substantially the same manner as conducted prior to the date hereof and as of the Closing Date.

(b) As of the Closing Date:

(i) the Chilean Target and the Argentinean Target will include all the assets used, or which were available for use, by the W&C Business of the Seller and its respective Affiliates in 2007 and 2008, including, but not limited to, the fixed assets listed in Schedule 2.7(b)(i), excluding, for the avoidance of doubt, those discarded or replaced due to normal wear and tear and those transferred in the Ordinary Course of Business;

(ii) the Chilean Target and the Argentinean Target will employ the personnel necessary to conduct the functions performed by personnel employed by the Seller or its Affiliates in 2007 and 2008, excluding, for the avoidance of doubt, resigned personnel or terminated in the Ordinary Course of Business, and the Chilean Target and the Argentinean Target will have in place Contracts with external service providers which provide for equivalent provisions of goods or services at equivalent terms as was the case in 2007 and 2008, except with respect to those services and goods furnished by any personnel and/or external services providers which were shared by the Chilean Target and/or the Argentinean Target with the Seller, the Seller’s brass mills business division or any other Affiliates of the Seller and which cannot be divided on or before the Closing Date. Such services shall be furnished following the Closing Date under the Transition Services Agreement, and refer only to SAP system and software support and the matters referred to in Schedule 2.24(a), which terms and conditions shall include, among others, the same prices conditions than for the one applied in 2007;

(iii) the Acquired Companies will include all the activities reported within the wire and cable division segment accounts in the 20F and 6K filing made by the Seller to the Securities and Exchange Commission of the United States of America as of December 31, 2006 and June 30, 2007, respectively, and no other activities (for the avoidance of doubt, such activities were reported to contribute to CLP$18,049 million of the operating income of the Seller, in respect of the first semester of 2007); and

(iv) except as set forth in Schedule 2.7(c), neither the Seller nor any of its Affiliates (different from the Acquired Companies) will own any assets used by the Seller or any of its Affiliates in the W&C Business in 2007 and 2008, nor will employ any of the personnel employed by the Seller or any of its Affiliates in the W&C Business in 2007 and 2008.

2.8 Accounts Receivable. All accounts receivable of each Acquired Company that are reflected on the Financial Statements and, as of the Closing Date, that will be reflected on the Closing Accounts (collectively, the "Accounts Receivable"), represent, or will represent, respectively, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable include, or will include, respectively, all accounts receivable which have been discounted, factored or otherwise transferred to third parties. All Accounts Receivable that have been, or will be, respectively, discounted with a third party are, or will be, respectively, unless sold on a complete and irrevocable non-recourse basis, reflected in the books and records of the Acquired Companies as an asset, together with the corresponding indebtedness for the funds advanced by such third party reflected as a liability, and such accounts remain current until the corresponding Accounts Receivable are indefeasible paid. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be, respectively, current and collectible net of the respective reserves shown on the Financial Statements and, as of the Closing Date, that will be reflected on the Closing Accounts (which reserves are adequate and calculated consistent with past practice). Schedule 2.8 contains a complete and accurate description on the accounting reserves on past due Accounts Receivable made by each Acquired Company. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

2.9 Inventory. All inventory of each Acquired Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and, except for raw materials and goods in work process, are salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written down to net realizable value in the Financial Statements or on the Closing Accounts as of the Closing Date, as the case may be. Except as set forth in Schedule 2.9, all inventories have been accounted for on a weighted average cost basis and valued as of the relevant balance sheet date at the lower of cost or market. To the Knowledge of the Seller and the Acquired Companies, the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of each Acquired Company. The amount of copper and aluminum on hand and necessary for the normal operations of the Acquired Companies is 12,000 tons of copper and 5,000 tons of aluminum.

2.10 No Undisclosed Liabilities. Except as set forth in Schedule 2.10, to the Knowledge of the Seller and the Acquired Companies, each Acquired Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the Financial Statements.

2.11  Taxes. (a) Except as set forth in Schedule 2.11(a), each Acquired Company has filed all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Each Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Seller or any Acquired Company, except such Taxes, if any, as are listed in Schedule 2.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. The amounts so paid together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and tax income) in the Financial Statements are, and respectively, in the Closing Accounts will be, adequately based on the tax rates and applicable Legal Requirements in effect to satisfy all liabilities for taxes of each Acquired Company in any jurisdiction through the date hereof and, respectively, the Closing Date, including Taxes accruable upon income earned through the Closing Date. There are not any extensions of time in effect with respect to the dates on which any Tax Returns with respect to any Acquired Company were or are due to be filed. Any accruals for Taxes which reflect timing differences between book and tax income have been calculated in accordance with the assumptions listed in Schedule 2.11(a).

(b) Schedule 2.11(b) contains a complete and accurate list of all audits of the such Tax Returns made by the Tax Authorities since January 1, 2003, including a reasonably detailed description of the nature and outcome of each audit. Except as set forth in Schedule 2.11(b), all deficiencies proposed as a result of such audits have been paid or settled or are being contested in good faith by appropriate proceedings, and in such case, they are reserved against or guaranteed by cash deposits in the amounts set forth therein. Schedule 2.11(b) describes all adjustments to the Tax Returns filed by each Acquired Company for all taxable years since 2002, and the resulting deficiencies proposed by the Tax Authorities, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(c) The charges, accruals and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with Applicable GAAP). There exists no proposed tax assessment against any Acquired Company except as disclosed in the Financial Statements or in Schedule 2.11(c). All Taxes that each Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by each Acquired Company are true, correct and complete.

(e) Except as set forth in Schedule 2.11(e), each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Body all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all related reporting and record keeping requirements.

(f) Except as set forth in Schedule 2.11(f), there are no liens for Taxes upon any property or assets of any Acquired Company, except for liens for Taxes not yet due and payable.

(g) None of the Acquired Companies has any permanent establishment in any country other than its country of incorporation, and no claim has ever been made by a Government Body in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction, and, to the Knowledge of the Seller, there is no basis for any such claim to be made.

(h) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to any claim for, or the period of collection or the assessment of, any Taxes due from, or deficiencies against, any Acquired Company.

(i) None of the Acquired Companies has within the preceding six year period paid, become liable to pay, received or accrued any amount for goods, services, intangibles, or business or financial facilities which amount materially differs from an arm’s length amount or otherwise would provide a reasonable basis for any Governmental Body to make any material adjustment for Tax purposes.

(j) Except as set forth in Schedule 2.11(j), none of the Acquired Companies has been the subject of a private Tax ruling or determination or entered into an agreement regarding Taxes, and since 2002, none of the Acquired Companies have applied for and not yet received a ruling or determination or entered into an agreement regarding Taxes from any Governmental Body regarding a past, current or prospective transaction of any Acquired Company or otherwise.

(k) Except as set forth in Schedule 2.11(k), none of the Acquired Companies is a party to or is bound by any Tax agreement permitting the tax consolidation of the respective Acquired Companies and the allocation of the Tax liability between such Acquired Companies.

(i) Except as set forth in Schedule 2.11(i), the Reorganization will not generate any Taxes payable by any of the Acquired Companies.

2.12 No Material Adverse Change. To the Knowledge of the Seller and the Acquired Companies, since the date of the Financial Statements through the Closing Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of each Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

2.13 Compliance With Legal Requirements; Governmental Authorizations. (a) To the Knowledge of the Seller and the Acquired Companies, except as set forth in Schedule 2.13(a):

(i) each Acquired Company is, and since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets as currently done;

(ii) no event has occurred since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action in connection with any Legal Requirement; and

(iii) no Acquired Company has received since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement.

(b) Except as set forth in Schedule 2.13(b):

(i) each Acquired Company is, and since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) has been, in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization;

(ii) no event has occurred since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any Governmental Authorization;

(iii) no Acquired Company has received since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007), any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed or possible revocation, withdrawal, suspension, cancellation, termination of or material modification to any Governmental Authorization; and

(iv) all applications required to be filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

2.14 Legal Proceedings; Orders. (a) Except as set forth in Schedule 2.14(a), there is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company, in which the Seller or the Acquired Companies are named as parties or otherwise directly involved; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Seller and each Acquired Company, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Schedule 2.14(b):

(i) there is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;

(ii) the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii) to the Knowledge of the Seller and the Acquired Companies, no officer, director, agent or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

(c) Except as set forth in Schedule 2.14(c):

(i) each Acquired Company is, and since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) has been, in full compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii) no Acquired Company has received since January 1, 2003 (and in respect of the Colombian Target, since February 12, 2007) any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

2.15 Absence of Certain Changes and Events. Except as set forth in Schedule 2.15 or otherwise provided in this Purchase Agreement, since the date of the Financial Statements, each Acquired Company has conducted its businesses only in the Ordinary Course of Business, and there has not been any:

(i) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(ii) amendment to the Organizational Documents of any Acquired Company;

(iii) payment or increase by any Acquired Company of any bonuses, salaries or other compensation to any stockholder, director, officer or (except in the Ordinary Course of Business) employee;

(iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(v) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of any Acquired Company, taken as a whole;

(vi) entry into, termination of, or receipt of notice of termination of (A) any license, joint venture, credit or similar agreement, or (B) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least US$500,000;

(vii) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of any Acquired Company, or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of any Acquired Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

(viii) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of US$50,000;

(ix) material change in the accounting methods used by any Acquired Company; or

(x) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

2.16 Contracts; No Defaults. (a)  Schedule 2.16(a) contains a complete and accurate list of :

(i) each Contract that involves performance of services or delivery of goods or materials by any Acquired Company for a period exceeding three months of an amount or value in excess of US$1,000,000, or which represents in fact a single source of supply of any raw materials to any Acquired Company;

(ii) each Contract that involves performance of services or delivery of goods or materials to any Acquired Company of an amount or value in excess of US$1,000,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Acquired Company in excess of US$500,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any other right in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than US$1,000,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of any Acquired Company to engage (subject to applicable law) in any line of business or to compete with any Person;

(ix) each Contract providing for payments to or by any Person based on sales, purchases or profits in excess of US$500,000, other than direct payments for goods;

(x) each power of attorney granted by the Acquired Companies that is currently effective and outstanding;

(xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential and/or unforeseen damages;

(xii) each Contract for capital expenditures in excess of US$500,000;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

(xiv) to the Knowledge of the Seller and based on the cost structure in effect at the time of execution, each Contract that involves the sale or the purchase of goods by any Acquired Company of an amount or value in excess of US$500,000 and that would give rise to a negative operating profit margin for any Acquired Company;

(xv) each Contract that require any Acquired Company to sell or purchase any products or services exclusively to or from any Person, or sell or purchase a minimum quantity of any products or services to or from any Person; and

(xvi) each private label Contract by which any Acquired Company manufactures products to be sold as products of a third party, or by which an Acquired Company procures finished goods to be sold as its own products;

(xvii) each Contract since January 1, 2004 by which any Acquired Company was acquired by Seller or a Related Person, or by which any Acquired Company acquired a business, or by which any Acquired Company sold a business;

(xviii) each Fixed Price Contract and Derivative Contract; and

(xix) each amendment, supplement and modification in respect of any of the foregoing.

Schedule 2.16(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of each Acquired Company under the Contracts, if any, and the Acquired Company's office where details relating to the Contracts are located.

(b) Except as set forth in Schedule 2.16(b):

(i) the Seller has not acquired (and no Related Person of the Seller has) any rights under, and the Seller has not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii) to the Knowledge of the Seller and the Acquired Companies, no officer, director, agent, employee, consultant or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement or discovery.

(c) Except as set forth in Schedule 2.16(c), each Contract identified or required to be identified in Schedule 2.16(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Schedule 2.16(d):

(i) each Acquired Company is, and since January 1, 2004 (and in respect of the Colombian Target, since February 12, 2007) has been, in full compliance in all material respects with all applicable terms and requirements of each Contract under which each Acquired Company has or had any obligation or liability or by which any Acquired Company or any of the assets owned or used by any Acquired Company is or was bound;

(ii) each other Person that has or since January 1, 2004 (and in respect of the Colombian Target, since February 12, 2007) had any obligation or liability under any Contract under which any Acquired Company has or had any rights is, and at all times has been, in all material respects in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred since January 1, 2004 (and in respect of the Colombian Target, since February 12, 2007) or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; and

(iv) no Acquired Company since January 1, 2004 (and in respect of the Colombian Target, since February 12, 2007) has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach any Contract.

(e) There are no renegotiations of, or to the Knowledge of the Seller or the Acquired Companies attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation since December 31, 2006.

(f) The Contracts relating to the purchase, sale, design, manufacture or provision of products or services by or to each Acquired Company have been entered into in the Ordinary Course of Business, and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(g) Each Acquired Company has put in place, appropriate Derivative Contracts to, as of December 1, 2007, hedge the exposure of such Acquired Company to variations in the cost of the quantity of metals incorporated into products sold under 80% of the Fixed Price Contracts having a sales value over US$200,000 (and since December 1, 2007, will have hedged the exposure of such Acquired Company to variations in the cost of the quantity of metals incorporated into products sold under all the Fixed Price Contracts having a sales value over US$200,000). Furthermore, the Brazilian Target has put in place, appropriate Derivative Contracts to hedge the exposure of such Acquired Company to the foreign exchange risk associated with the cost of procuring in Dollars (in respect to Reais – the legal currency of Brazil.

(h) No Acquired Company is party to any outstanding Derivative Contract except those put in place to hedge the exposure of such Acquired Company to variation in metal cost and associated foreign exchange risk.

2.17 Insurance. (a) Schedule 2.17(a) contains:

(i) a list of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the two years preceding the date of this Purchase Agreement;

(ii) a list of all pending applications for policies of insurance; and

(iii) a claim/loss history for each of its policies of insurance for the last three years.

(b) Except as set forth on Schedule 2.17(b):

(i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or any director or officer of any Acquired Company:

(A) are valid, outstanding and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of each Acquired Company for all risks normally insured against by a Person carrying on the same business or businesses as each Acquired Company;

(D) are sufficient for compliance with all Legal Requirements and Contracts to which each Acquired Company is a party or by which any of them is bound;

(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii) No Acquired Company has received (A) any refusal of coverage, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) Each Acquired Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which each Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

2.18 Environmental Matters. Except as set forth in Schedule 2.18:

(i) Each Acquired Company is, and since January 1, 1994 (and in respect of the Colombian Target, since February 12, 2007) has been, in full compliance in all material respects with, and has not been and is not in violation of or liable under, any applicable Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any order, notice or other communication from (A) any Governmental Body, or (B) the current or prior owner or operator of any Facilities, of any material violation or failure to comply with any applicable Environmental Law, or of any obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Seller, any Acquired Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(ii) There are no pending or, to the Knowledge of the Seller and each Acquired Company, Threatened claims, Encumbrances or other restrictions resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any applicable Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which the Seller or any Acquired Company has or had an interest.

(iii) No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any material violation or failure to comply with any applicable Environmental Law, or of any material obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets in which the Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Seller, any Acquired Company or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(iv) There are no Hazardous Materials present on or in the Environment at the Facilities or, as far as the Seller or any Acquired Company is aware, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or, as far as the Seller or any Acquired Company is aware, such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or, to the Knowledge of the Seller or any Acquired Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities.

(v)  There has been no Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or, as far as the Seller or any Acquired Company is aware, any geologically or hydrologically adjoining property, whether by the Seller, any Acquired Company, or any other Person.

2.19 Employees. (a) Schedule 2.19(a) contains a complete and accurate list of the following information for each employee or director of each Acquired Company: name, job title, current compensation, vacations accrued and severance payments accrued.

 (b) Except as set forth in Schedule 2.19(b), there are no deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change in control, “golden parachute”, welfare, collective bargaining, severance, redundancy, disability, death benefit, hospitalization or medical plan, program, policy, obligation or arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer, or director of any Acquired Company that is currently outstanding.

 (c) Except as set forth in Schedule 2.19(c), (i) each of the items listed in Section 2.19(b) has, to the extent applicable, been administered in compliance with its terms and the applicable provisions of all applicable Legal Requirements; (ii) as of the date hereof, there are no pending or, to the knowledge of the Seller, threatened investigations, claims, or lawsuits in respect of any such item; (iii) no current or former employee, officer, or director of any Acquired Company will become entitled to any material payment, benefit, or right, or any materially increased and/or accelerated payment, benefit, or right, as a result of the execution of this Purchase Agreement or the consummation of the Contemplated Transactions.

2.20 Labor Relations; Compliance. Except as set forth in Schedule 2.20, no Acquired Company is a party to any collective bargaining or other collective labor Contract. There has not been since January 1, 2004, there is not presently pending or existing, and to the Knowledge of the Seller there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the any labor authorities, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any Acquired Company or its premises. To the Knowledge of the Seller no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

2.21 Intellectual Property. (a) Intellectual Property Assets: The term "Intellectual Property Assets" includes:

(i) the names “Cotelsa”, “Decker-Indelqui”, “Optel”, “Ficap”, “Indeco”, “Cobrecón” and “Cedsa”, all fictional business names, registered and unregistered trademarks, and applications of each Acquired Company (collectively, "Marks");

(ii) all patents, patent applications and inventions and discoveries that may be patentable of each Acquired Company (collectively, "Patents");

(iii) all copyrights in both published works and unpublished works of each Acquired Company (collectively, "Copyrights");

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans and drawings; owned, used or licensed by any Acquired Company as licensee or licensor (collectively, "Trade Secrets"); and

(v) all domain names and applications of each Acquired Company (collectively, “Domain Names”).

(b) Agreements: Schedule 2.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by any Acquired Company, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software with a value of less than US$10,000 under which any Acquired Company is the licensee. There are no outstanding and, to the Knowledge of the Seller, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business:

(i) The Intellectual Property Assets are all those necessary for the operation of each Acquired Company 's businesses as they are currently conducted. Each Acquired Company is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged, or requires the employee to transfer, assign or disclose information concerning his work to anyone other than any Acquired Company.

(d) Patents:

(i)  Schedule 2.21(d) contains a complete and accurate list and summary description of all Patents. An Acquired Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of the Seller, there is no potentially interfering Patent or Patent application of any third party.

(iv) No Patent is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper Patent notice.

(e) Trademarks:

(i)  Schedule 2.21(e) contains a complete and accurate list and summary description of all Marks. An Acquired Company is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances and other adverse claims.

(ii) All Marks that have been registered with the applicable intellectual property department are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Seller, no such action is Threatened with the respect to any of the Marks.

(iv) To the Knowledge of the Seller, there is no potentially interfering trademark or trademark application of any third party with those of each Acquired Company.

(v) No Mark is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any Mark of any third party.

(vi) All products and materials containing a Mark bear the proper registration notice where permitted by law.

(f) Copyrights:

(i) Schedule 2.21(f) contains a complete and accurate list and summary description of all Copyrights. An Acquired Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Copyright is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the subject matter of any of the copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets:

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)  The Seller and each Acquired Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) An Acquired Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Seller, have not been used, divulged, or appropriated either for the benefit of any Person (other than any Acquired Company) or to the detriment of any Acquired Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(h) Domain Names:

(i)  Schedule 2.21(h) contains a complete and accurate list of all Domain Names. An Acquired Company is the owner of all right, title and interest in and to each of the Domain Names, free and clear of all liens, security interests, charges, Encumbrances and other adverse claims.

(ii) All Domain Names that have been registered with the applicable intellectual property department are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Domain Name has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Seller, no such action is Threatened with the respect to any of the Domain Names.

(iv) To the Knowledge of the Seller, there is no potentially interfering Domain Name application of any third party with those of each Acquired Company.

(v) No Domain Name is infringed or, to the Knowledge of the Seller, has been challenged or threatened in any way. None of the Domain Names used by any Acquired Company infringes or is alleged to infringe any Domain Name of any third party.

2.22 Certain Payments. No Acquired Company nor any director, officer or senior employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has (a) made any bribe, influence payment, kickback, or other similar payment to any Person, private or public, whether in money, property or services (i) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company, or (ii) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Acquired Company.

2.23 Disclosure. (a) No representation or warranty of the Seller in this Purchase Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to the Seller that has specific application to the Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition or results of operations of any Acquired Company that has not been set forth in this Purchase Agreement.

2.24 Relationships with Related Persons. (a) Except as described in the Reorganization or in Schedule 2.24(a), neither the Seller nor any Related Person of the Seller or of any Acquired Company has, or since the first day of the next to last completed fiscal year of any Acquired Company has had, any interest in any property (whether real or personal, and whether tangible or intangible) used in or pertaining to any Acquired Company 's businesses.

(b) Except as set forth in Schedule 2.24(b), neither the Seller nor any Related Person of the Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of any Acquired Company has owned an equity interest or any other financial or profit interest in a Person that has had, (i) business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of any Acquired Company in any market presently served by any Acquired Company.

(c) Except as set forth in Schedule 2.24(c), all transactions required to be disclosed pursuant to Section 2.24(b)(i) have been conducted in the Ordinary Course of Business with any Acquired Company at substantially prevailing market prices and on substantially prevailing market terms.

(d) Except as set forth in Schedule 2.24(d), neither the Seller nor any Related Person of the Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

2.25 Brokers. No Acquired Company has incurred in any obligation or liability, contingent or otherwise, for brokerage fees or agents' commissions or other similar payment in connection with this Purchase Agreement.

2.26 Customers and Suppliers. (a) Customers: Schedule 2.26(a) contains a complete and accurate list of the customers of each Acquired Company who purchased more than US$10,000,000 of products and services from the any Acquired Company during the twelve-month period ended on December 31, 2007. Except as set forth on Schedule 2.26(a), none of such customers has given notice to any Acquired Company that it intends to cease doing business with or amend, increase, decrease, accelerate or delay by more than twenty percent (20%) the level of its business with any Acquired Company.

(b) Suppliers: Schedule 2.26(b) contains a complete and accurate list of the suppliers from whom each Acquired Company purchased more than US$10,000,000 of products and services during the twelve-month period ended December 31, 2007. Except as set forth on Schedule 2.26(b), none of such suppliers has given notice to any Acquired Company that it intends to cease doing business with or amend, increase, decrease, accelerate or delay by more than twenty percent (20%) the level of its business with any Acquired Company.

2.27 Product Warranty; Product Liability. (a) Product Warranty: Each product manufactured, sold, leased, licensed, delivered or installed by any Acquired Company (collectively, the “Products”) is (i) in compliance in all material respects with all applicable Legal Requirements, and (ii) in conformity with any and all Contracts and express and implied warranties made by any Acquired Company with respect to such Product. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or license of the related Acquired Company, a copy of which is set forth in Schedule 2.27(a). Except as set forth in Schedule 2.27(a), there is no Liability and no claim, cause of action, suit, litigation, controversy, arbitration, investigation, hearing, audit or other proceeding to which any Acquired Company is a party that is pending, or to the Knowledge of the Seller, Threatened relating to alleged defects in the Products or services provided by any Acquired Company or the failure of any such Products or services to meet the warranty specifications applicable thereto.

(b) Product Liability: Except as set forth in Schedule 2.27(b), no Acquired Company has no liability (and, to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Acquired Companies giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased or delivered by any Acquired Company.

2.28 Additional Representations and Warranties. The Seller represents and warrants to the Buyer and the other Buyer Parties the additional representations and warranties listed in Annex F (the “Additional Representations and Warranties”).

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller and the other Seller Parties as follows, as of the date hereof and, unless otherwise provided herein, as of the Closing Date (collectively, the "Buyer Representations and Warranties"):

3.1 Disclosure. The Nexans Group 2006 annual report and its 2007 half-year financial report furnished to the AMF (French Securities Regulator) and the 2007 consolidated accounts and management reports (together, the “Nexans Regulatory Reports”) and any amendments or supplements thereto did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Nexans Regulatory Reports comply in all material respects with applicable French law, including applicable regulations of the AMF.

3.2 No Material Adverse Change. Neither the Buyer nor any of its subsidiaries that is listed in Schedule 3.2 hereto (each, a “Significant Subsidiary”) has sustained since the date of the latest consolidated financial statements included in the Nexans Regulatory Reports any loss or interference with the business, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Nexans Regulatory Reports that individually or in the aggregate has had or is reasonably likely to have a material adverse effect on the financial position, business or results of the Buyer and its subsidiaries taken as a whole (a “Nexans Material Adverse Effect”); and, since the respective dates as of which information is given in the Nexans Regulatory Reports, there has not been any change in the total assets or net debt of the Buyer or any of its Significant Subsidiaries, or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Buyer and its Significant Subsidiaries, taken as a whole, that has had or is reasonably likely to have a Nexans Material Adverse Effect.

3.3 Title to Properties. The Buyer and its Significant Subsidiaries have good and marketable title to all immoveable property and good and marketable title to all moveable property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Nexans Regulatory Reports or such as are not likely to have a Nexans Material Adverse Effect; and any immovable property and buildings held under lease by the Buyer and its Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not likely to have a Nexans Material Adverse Effect.

3.4 Organization. The Buyer has been duly organized and is validly existing as a société anonyme under the laws of the French Republic, with power and authority (corporate and other) to own its properties and conduct its business as described in the Nexans Regulatory Reports. Each Significant Subsidiary has been duly incorporated and is validly existing as a corporation under the laws of its jurisdiction of incorporation.

3.5 Capitalization. The Buyer has a share capital as set forth in the Nexans Regulatory Reports, and all of the issued ordinary shares of the Buyer have been duly and validly authorized and issued and are fully paid and conform to the description of the shares contained in the Nexans Regulatory Reports; and all of the issued shares of each Significant Subsidiary have been duly and validly authorized and issued, and, except for minority interests as set forth in the Nexans Regulatory Reports, are owned directly or indirectly by the Buyer, free and clear of all liens, encumbrances, equities or claims.

3.6 Authority. The Buyer has the corporate power and authority to enter into this Purchase Agreement. This Purchase Agreement has been duly authorized and executed by the Buyer. This Purchase Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting creditors’ rights.

3.7 Governmental Authorizations. All consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any Governmental Body having jurisdiction over the Buyer or any of its Significant Subsidiaries (the “Nexans Governmental Authorizations”) required for the execution by the Buyer of this Purchase Agreement and except for the conditions to the Closing described in Sections 1.5 and 5.1 for the consummation by the Buyer of the transactions contemplated hereby have been obtained or made and are in full force and effect.

3.8 Dividends. All dividends and other distributions declared and payable on the shares may under the current laws and regulations of the French Republic be paid in Euros that may be converted into foreign currency that may be freely transferred out of the French Republic.

3.9 No Conflict. Subject to the satisfaction of the conditions to the Closing described in Sections 1.5 and 5.1, the execution and delivery of this Purchase Agreement, the compliance by the Buyer with all of the provisions of this Purchase Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Buyer or any of its Significant Subsidiaries is a party or by which the Buyer or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Buyer or any of its Significant Subsidiaries is subject, nor will such action result in any violation of the provisions of the statutes of the Buyer or any statute or any order, rule or regulation of any Governmental Body having jurisdiction over the Buyer or any of its Significant Subsidiaries; and no Nexans Governmental Authorization of or with any such Governmental Body is required for the execution and delivery of this Purchase Agreement or the consummation by the Buyer of the transactions contemplated by this Purchase Agreement, except such Nexans Governmental Authorizations as have been duly obtained and are in full force and effect.

3.10 By-laws; Contracts. Neither the Buyer nor any of its Significant Subsidiaries is in violation of its statutes or other constitutional documents, as the case may be. Neither the Buyer nor any of its Significant Subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except where such default is not likely to have a Nexans Material Adverse Effect.

3.11 Proceedings. Other than as set forth in the Nexans Regulatory Reports, there are no legal or governmental proceedings pending to which the Buyer or any of its Significant Subsidiaries is a party or of which any property of the Buyer or any of its Significant Subsidiaries is the subject which would be reasonably likely to be determined adversely to the Buyer or any of its subsidiaries and, as a result of such adverse determination, individually or in the aggregate, taking into account provisions in the Buyer’s accounts and the availability of relevant insurance, to have a Nexans Material Adverse Effect; and, to the best of the Buyer’s knowledge, no such proceedings are threatened by any Governmental Body or threatened by others.

3.12 Permits. The Buyer and each of its Significant Subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all Governmental Bodies that are necessary to own or lease their other properties and conduct their businesses as described in the Nexans Regulatory Reports, except where the failure to obtain such Nexans Governmental Authorizations is not likely to have a Nexans Material Adverse Effect.

3.13 Labor. Other than as described in the Nexans Regulatory Reports, no labor dispute exists with the employees of the Buyer or any of its Significant Subsidiaries or, to the best of the Buyer’s knowledge, is imminent or threatened that is likely to have a Nexans Material Adverse Effect.

3.14 Taxes. Other than as disclosed in the Nexans Regulatory Reports, none of the Buyer or any of its Significant Subsidiaries has any taxes payable and past due in any jurisdiction in which it has operations, except such taxes payable and past due which would not have a Nexans Material Adverse Effect.

3.15 Environmental Regulations. The Buyer and its Significant Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (the “Nexans Environmental Regulations”), (b) have received all permits, licenses or other approvals required for them under applicable Nexans Environmental Regulations to conduct their respective businesses, and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Nexans Environmental Regulations, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals is not likely, singly or in the aggregate, to have a Nexans Material Adverse Effect. Other than as disclosed in the Nexans Regulatory Reports, there are no costs required by, or liabilities to be in compliance with, Nexans Environmental Regulations (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Nexans Environmental Regulations or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which are likely, singly or in the aggregate, to have a Nexans Material Adverse Effect.

3.16 Intellectual Property Rights. The Buyer and its Significant Subsidiaries own, possess or have licensed to them adequate rights in intellectual property, including but not limited to (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) confidential information, including trade secrets and know-how (collectively, the “Nexans Intellectual Property Rights”), necessary to conduct the business operated by them, or currently contemplated for the future, or presently employed by them, and the Buyer and its Significant Subsidiaries as the case may be, has taken reasonable and appropriate steps to maintain the validity and enforceability of such Nexans Intellectual Property Rights, except to the extent that the failure to take such steps or to own or possess the intellectual property set forth in clause (b) above would not have a Nexans Material Adverse Effect. To the best of the Buyer’s knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Buyer’s or its subsidiaries’ Nexans Intellectual Property Rights by any third party. The Buyer and its Significant Subsidiaries have not been sued or charged or threatened in writing as defendants in any claim, suit, action or proceeding which involves a claim of infringement of any Nexans Intellectual Property Rights of any third party or violation of any trade secrets or other proprietary right of any third party, and the Buyer has no knowledge with respect to any such charge or claim or with respect to any infringement liability of the Buyer or any of its Significant Subsidiaries, except for such claims, suits, actions or proceedings as are set forth in the Nexans Regulatory Reports or that, taken as a whole, is reasonably likely to have a Nexans Material Adverse Effect.

3.17 Financial Statements. The consolidated financial statements (including the notes thereto) included in the Nexans Regulatory Reports present fairly the financial position of the Buyer and its subsidiaries as of the dates indicated and the combined results of operations and sources and application of funds of the Buyer and its subsidiaries for the periods specified, subject to (and to the extent set forth in) the descriptions thereof contained in the Nexans Regulatory Reports. Such financial statements have been prepared in conformity with the international accounting principles (International Financial Reporting Standards, the “IFRS”) as currently in effect, subject to (and to the extent set forth in) the description thereof contained in the Nexans Regulatory Reports.

3.18 Financial Resources. The Buyer has the financial resources, whether in the form of available cash or credit facilities, to pay the Seller, when due, the amounts sets forth in the Purchase Agreement as Cash Consideration.

ARTICLE FOUR
COVENANTS

4.1 Reorganization. As promptly as practicable after the date of execution of this Purchase Agreement, the Seller shall implement the Reorganization in the terms and conditions agreed by the Parties in Annex A. The Seller shall keep the Buyer informed of the progress in the implementation of the Reorganization, and shall provide the Buyer all documents, records and information relating to the Reorganization, giving the Buyer the opportunity to review and comment on them before they are executed; and the Seller agrees to consider and include all reasonable observations made by the Buyer.

4.2 Capital Increase. As promptly as practicable after the date of execution of this Purchase Agreement, the Buyer shall implement a capital increase of the Buyer to have available the Shares Consideration to be delivered to the Seller at the Closing, in accordance with the procedure and Contribution Agreement referred to in Section 1.5(a).

4.3 Environmental Reports. The Seller has delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.4 Closing Approvals and Authorizations. (a) As promptly as practicable after the date of execution of this Purchase Agreement, the Seller (particularly its senior management) shall request and do its best efforts to obtain all the consents, approvals, requirements and authorizations required in order to close the Contemplated Transactions (the “Seller Closing Approvals and Authorizations”), including, but not limited to:

(i) The approval of the shareholders of the Seller summoned at an extraordinary shareholders meeting, which approval shall not be subject to any conditions; provided, however, that at the discretion of the Seller the effectiveness of such approval may be subject to the condition subsequent (condición resolutoria) that shareholders representing no more than 5% of the share capital of the Seller exercise the derecho de retiro provided under the Ley sobre Sociedades Anónimas;

(ii) The approval of lenders of the Seller (the bondholders and bank syndicate);

(iii) The waiver of rights of first offer and/or first refusal the other shareholders in Colada Continua Chilena, Cobrecon and the Colombian Target, if any; and

(iv) The waiver of change of control and/or assignment provisions in the Contracts listed in Annex F.

(b) As promptly as practicable after the date of execution of this Purchase Agreement, the Buyer (particularly its senior management) shall request and do its best efforts to obtain all the consents, approvals, requirements and authorizations required in order to close the Contemplated Transactions (the “Buyer Closing Approvals and Authorizations”, and together with the Seller Closing Approvals and Authorizations, the “Closing Approvals and Authorizations”), including, but not limited to:

(i) The approval of the shareholders of the Buyer summoned at an extraordinary shareholders meeting to renew the delegation to the board of directors to issue the Shares Consideration, which approval shall also include the appointment of a representative of the Seller in the board of directors of the Buyer, subject to and with effect upon the Closing; and

(ii) The approval of the board of directors of the Buyer to issue the Shares Consideration, as further detailed in Section 1.5.

4.5 Antitrust and Regulatory Approvals. (a) As promptly as practicable after the date of execution of this Purchase Agreement, the Parties (particularly their senior management) shall request and do their best efforts to obtain the unconditional clearance of the antitrust and regulatory Governmental Bodies in Brazil and Colombia (the “Antitrust and Regulatory Approvals”).

(b) Between the date of execution of this Purchase Agreement and the Closing Date, the Seller will, and will cause the Acquired Companies to, cooperate with the Buyer with respect to filings that the Buyer elects to make or is forced by a Legal Requirement to make in connection with the Contemplated Transactions; and it being further understood that the Parties will cooperate and work together in the preparation and submission of any filing that may be required to obtain the Antitrust and Regulatory Approvals.

4.6 Conduct of Business of the Seller. Between the date of execution of this Purchase Agreement and either the Closing Date or the Termination Date, as applicable, the Seller shall:

(i) cause that the Acquired Companies conduct their activities only in the Ordinary Course of Business;

(ii)  use its reasonably commercial efforts to preserve intact the current business organization of the Acquired Companies, renew the expiring (or already expired) Governmental Authorizations, keep available the services of the current officers, employees, and agents of the Acquired Companies, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Companies;

(iii)  confer with the Buyer concerning operational matters of a material nature;

(iv) otherwise report periodically in writing to the Buyer concerning the status of the business, operations and finances of the Acquired Companies, including any fact, event or circumstance that may affect the accuracy of any Seller Representation and Warranty;

(v) shall not enter into any action, conduct or transaction contemplated in paragraphs (i) to (x) of Section 2.15 (except for the case of number (vi) of Section 2.15, in which the agreed threshold shall be US$1,000,000); provided, further that if the Buyer does not respond to an authorization request made in this regard by the Seller within two calendar days, the Seller may decide to enter into such action, conduct or transaction (for the avoidance of doubt, the Parties agree that any review, and comment on the steps of the Reorganization shall be governed by Section 4.1 and not by this Section 4.6(v)); and

(vi) enter only into metal and currency hedges for Fixed Price Contracts, and shall not enter into other hedges of metal and currency not linked to specific Contracts with a term beyond the Closing Date without the consent of the Buyer.

4.7 Conduct of Business of the Buyer. Between the date of execution of this Purchase Agreement and either the Closing Date or the Termination Date, as applicable, the Buyer shall conduct its activities only in the Ordinary Course of Business.

 4.8 Inventory. On or before the Closing Date, or immediately thereafter, the Buyer shall make a physical inventory of the amount of copper and aluminum on hand in each of the Acquired Companies, and will allow the Seller to be present, monitor and comment on such inventory.

4.9 Senior Management. (a) The Seller shall grant to the Buyer access to the senior management of the Acquired Companies, to enable the Buyer to confirm the willingness of such senior management to continue their employment in the Acquired Companies after the Closing.

(b) The Seller agrees to offer to the key officers listed in Schedule 4.9(b) a “stay bonus” to continue their employment in the Acquired Companies after completion of the Transaction, and the Buyer agrees to offer to such employees to maintain their employment in the Acquired Companies after the Closing for a period to complete a term of two years counted from January 1, 2008.

4.10 Access. After the date hereof and prior to the Closing, the Seller agree that the Acquired Companies shall permit the Buyer and its respective employees, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees (including employees of the Seller who have responsibility for the Acquired Companies), accountants, properties, books and records, accounts, businesses and operations to the extent relating to the Acquired Companies as the Buyer may reasonably request. During any visit to the business or property sites of the Acquired Companies, the Buyer shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Legal Requirements and all of the Acquired Companies’ safety and security procedures and conduct themselves in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Acquired Companies. Each Party shall, and shall cause its Affiliates and representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Purchase Agreement.

4.11 Survival of Contracts with Affiliates. Except (i) as set forth in Schedule 4.11, or (ii) in respect of on-going commercial wire and cable sale Contracts entered into in the ordinary course of business, or (iii) as agreed to in writing by the Parties, all Contracts with Affiliates, including any agreements or understandings (written or oral) with respect thereto, shall terminate or be deemed terminated on the Closing without any further action on the part of the parties thereto or of the Parties.

4.12. Further Assurances. The Parties agree that, from time to time before and after the Closing Date, they will execute and deliver, or cause their respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Purchase Agreement. The Parties agree to use reasonable efforts, or cause their respective Affiliates to use reasonable efforts, to refrain from taking any action which could reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions. From time to time after the Closing Date, the Seller agrees to cooperate with the Buyer upon the reasonable request of the Buyer in making available to the Buyer information in its possession relating to the conduct of the business of the Acquired Companies prior to the Closing; provided, however, that the Seller shall not be obligated to make any disclosure that (i) is prohibited by applicable Legal Requirements, (ii) may cause the Seller to breach a confidentiality obligation by which it is bound or (iii) may jeopardize any recognized privilege available to the Seller or that would result in the loss of any applicable legal privilege.

4.13 Supplements to the Seller Disclosure Schedule. The Seller may, from time to time prior to the Closing by written notice to the Buyer, supplement the Sellers Disclosure Schedule to disclose any matter occurred after the date hereof which, if occurring prior to the date hereof, would have been required to be set forth or described on the Seller Disclosure Schedule. None of such supplements to the Seller Disclosure Schedule disclosing any matter occurred after the date hereof shall be deemed to cure the warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 5.1(ii) or otherwise affect any other term or condition contained in this Purchase Agreement; provided, however, that unless the Buyer shall have delivered a notice of Material Breach pursuant to Section 7.5 within ten business days of the receipt by the Buyer of any supplement to the Seller Disclosure Schedule pursuant to this Section 4.13, then the Buyer shall have waived any and all rights to terminate this Purchase Agreement, pursuant to Section 7.5 or otherwise, arising out of or relating to the contents of such supplement; and provided, further, that from and after the Closing, the Seller shall have no liability pursuant to the any matter occurred after the date hereof and supplemented in the Seller Disclosure Schedule prior to the Closing in excess of the limit set forth in Section 6.4(a)(iii)(C).

4.14 Additional Undertakings. The Seller covenants and agrees to do and complete on or before the Closing Date each of the undertakings set forth in Annex F (the “Additional Undertakings”).

ARTICLE FIVE
CONDITIONS FOR THE CLOSING

5.1 Conditions Precedent for the Buyer. (a) The obligation of the Buyer to enter into the Contemplated Transactions is subject to the satisfaction or waiver of the following conditions precedent on or before July 1, 2008 (the “Termination Date”):

(i) After the date of execution of this Purchase Agreement there shall have not occurred any facts or circumstances, that individually or in the aggregate, would be reasonable expected to: (A) cause a decrease in the Shareholder’s Equity of the Acquired Companies in excess of US$18,000,000, or (B) result in a material adverse change in the business, operations, properties, assets or condition of the Acquired Companies;

(ii) Subject to Section 7.6(a)(iv), all of the Seller Representations and Warranties (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (except for those Seller Representations and Warranties already qualified by the word “material” or a similar term, which shall be accurate in all respects) as of the date of this Purchase Agreement, and must be accurate in all material respects (except for those Seller Representations and Warranties already qualified by the word “material” or a similar term, which shall be accurate in all respects) as of the Closing Date as if made on the Closing Date (except for those Seller Representations and Warranties expressly and unequivocally made as of a particular date);

(iii) The Reorganization shall have been completed, and, for the avoidance of doubt, the Acquired Companies resulting from the Reorganization shall be in full compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets as currently done, and shall be in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization (except as otherwise provided in Annex F);

(iv) Subject to Section 7.6(a)(v), the Seller and Quiñenco, as applicable, shall have performed in full all the covenants and undertakings set forth in the Purchase Agreement to be performed up to the Closing Date (except for the Additional Undertakings);

(v) The average price of the ton of copper cathodes for the 30 days preceding the date on which all other conditions for the Closing have been satisfied or waived shall not have exceeded US$9,000; provided, however, that in such a case the Parties shall negotiate in good faith during two days following such date with the objective to agree on a revised amount for the Normative Working Capital;

(vi) Each of the Seller Closing Approvals and Authorizations shall have been obtained and shall be in full force and effect; and

(vii) Failure to satisfy one or more of the additional closing conditions (the “Additional Closing Conditions”) shall not be reasonably expected to have, individually or in the aggregate, one of the effects mentioned in Section 5.1(a)(i).

(b) For the avoidance of doubt, the conditions set forth in Section 5.1(a) have been established for the exclusive benefit of the Buyer.

5.2 Conditions Precedent for the Seller. (a) The obligation of the Seller to enter into the Contemplated Transactions is subject to the satisfaction or waiver of the following conditions precedent on or before the Termination Date:

(i) After the date of execution of this Purchase Agreement there shall have not occurred any facts or circumstances, that individually or in the aggregate, would be reasonable expected to: (A) cause a decrease in the Shareholder’s Equity of the Buyer in excess of €150,000,000, or (B) result in a material adverse change in the business, operations, properties, assets or condition of the Buyer;

(ii) Subject to Section 7.6(a)(vi), all of the Buyer Representations and Warranties (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (except for those Buyer Representations and Warranties already qualified by the word “material” or a similar term, which shall be accurate in all respects) as of the date of this Purchase Agreement, and must be accurate in all material respects (except for those Buyer Representations and Warranties already qualified by the word “material” or a similar term, which shall be accurate in all respects) as of the Closing Date as if made on the Closing Date (except for those Buyer Representations and Warranties expressly and unequivocally made as of a particular date);

(iii) The Shares Consideration shall represent at least 7.5% of the outstanding share capital of the Buyer, on a fully diluted basis (taking into account the shares that may be issued as of the Closing date);

(iv) The average price of the ton of copper cathodes for the 30 days preceding the date on which all other conditions for the Closing have been satisfied or waived shall not have fallen below US$5,000; provided, however, that in such a case the Parties shall negotiate in good faith during two days following such date with the objective to agree on a revised amount for the Normative Working Capital;

(v) Subject to Section 7.6(a)(vii), the Buyer shall have performed in full all the covenants and undertakings set forth in the Purchase Agreement to be performed up to the Closing Date; and

(vi) Each of the Buyer Closing Approvals and Authorizations shall have been obtained and shall be in full force and effect.

(b) For the avoidance of doubt, the conditions set forth in Section 5.2(a) have been established for the exclusive benefit of the Seller.

5.3 Conditions Precedent for the Parties. The obligation of the Parties to enter into the Contemplated Transactions is subject to the satisfaction or mutual waiver of the following conditions precedent on or before the Termination Date:

(i) The Antitrust and Regulatory Approvals shall have been obtained and shall be in full force and effect; and

(ii) Neither the consummation nor the performance of the Contemplated Transactions will (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause a party or any person affiliated with a party to suffer any material adverse consequence under, any applicable legal requirement or order, or any legal requirement or order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

5.4 Extension. The Parties further agree that:

(i) If the Contemplated Transactions have not closed by July 1, 2008 because the Antitrust and Regulatory Approvals are pending or the Reorganization in Peru has not been completed, the Termination Date shall be automatically extended for a date such that the Antitrust and Regulatory Approvals are obtained and the Reorganization in Peru is completed; provided, however, that such date cannot extend beyond September 30, 2008 without written agreement of the Parties; and

(ii) If the Antitrust and Regulatory Approvals are obtained before the Termination Date (including, for the avoidance of doubt, any extension hereof) and nonetheless either the Closing cannot take place or it becomes apparent to the Parties that the Closing will not take place, as a result in either case of failure of one or more of any other of the Closing Approvals and Authorizations to be obtained, the Parties agree to exercise in good faith all available efforts to promptly obtain, or, as the case may be, renew any and all actions necessary to obtain, such Closing Approvals and Authorizations which have not been obtained or have become apparent that will not be obtained before the Termination Date without such renewal actions, including, but not limited to, the approval of the shareholders of the Seller summoned at an extraordinary shareholders meeting, which approval may be subject to the conditions, if any, that the Parties agree at the time in writing.

 5.5 Closing Deliveries. At Closing, each of the Parties shall perform and deliver, or cause to be performed and delivered, each of the actions and documents included in Annex B.

ARTICLE SIX
INDEMNIFICATION; REMEDIES

6.1  Survival; Right to Indemnification Not Affected by Knowledge. (a) All representations and warranties in this Purchase Agreement shall survive the execution and delivery hereof and the Closing hereunder and continue in full force and effect until December 31, 2009; provided, however, that (i) the representations and warranties contained in Sections 2.11 (Taxes), 2.19. (Employees) and 2.20 (Labor Relations; Compliance) shall survive until the expiration of the applicable statutes of limitations (giving effect to any extension), (ii) the representations and warranties contained in 2.18 (Environmental Matters) shall expire three years after the Closing Date; and (iii) the representations and warranties contained in Sections 2.3 (Capitalization) and 2.6 (Title to Properties; Encumbrances) shall expire 10 years after the Closing Date.

(b) Any claim for indemnification under this Section 6.1 arising out of the inaccuracy or breach of any representation and warranty must be asserted in writing prior to the termination of the relevant survival period. The covenants and agreements made by each party in this Purchase Agreement (including the indemnity obligations of Section 6.2(b) and for the failure to satisfy any of the Additional Closing Conditions), will survive the Closing without limitation (except pursuant to their terms) until the expiration of the relevant statute of limitations. Any representation, warranty, covenant or obligation that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods will survive with respect to such claim or dispute until the final resolution thereof.

(c) The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of, or compliance with, or performance of, any such representation, warranty (as qualified by the respective Schedule), covenant or obligation (including, but not limited to, any confirmatory due diligence review done by the Buyer prior to the execution of this Purchase Agreement); provided, however, that the Seller will have no liability (for indemnification or otherwise) with respect to an indemnity claim (i) which is the direct result of a Breach of a representation or warranty made by the Seller, and (ii) of which Breach the Buyer became aware of (A) before the execution of this Purchase Agreement, (B) as a result of an independent investigation done by the Buyer (outside the information provided by Seller), and (C) which awareness of the Buyer has not communicated to the Seller. The Parties agree and, for the avoidance of doubt, expressly declare, that the Buyer has not assumed any duty or obligation to conduct any independent investigation on the Acquired Companies.

6.2 Indemnification and Payment of Damages by the Seller. (a) The Seller shall indemnify and hold harmless the Buyer and the other Buyer Parties (collectively, the "Indemnitees"), for, and will pay to the Indemnitees any amount arising under any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees, and excluding any indirect or consequential damage) or, without duplication, diminution of value, whether or not involving a third-party claim (collectively, "Damages") suffered by the Buyer, the other Buyer Parties, the Acquired Companies and their respective Representatives, stockholders, controlling persons and affiliates (collectively, the "Indemnified Persons"), less (i) the present discounted value (at the then prevailing market rate in the respective jurisdiction) of any Tax credit or benefit (including the after tax cost of interest) that effectively (not mere timing differences) decreases the total Taxes to be paid by the Indemnified Person including any Taxes on the indemnity, and (ii) the insurance proceeds (net from Taxes) received by the Indemnified Person in respect of insurance policies obtained by the Seller or the Acquired Companies prior to the Closing, in connection with (A) any Breach of any representation or warranty made by the Seller in this Purchase Agreement; and (B) any Breach by the Seller of any covenant or obligation of the Seller in this Purchase Agreement.

(b) Furthermore, the Seller shall indemnify and hold harmless the Indemnitees for, and will pay to the Indemnitees any amount arising under any Damages in connection with:

(i) (A) any and all Taxes imposed on any Acquired Company (or its legal successor), or with respect to any asset used by the Acquired Companies, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date; (B) any and all Taxes arising out of, relating to or resulting from the Reorganization, payable by any Indemnified Person; and (C) any Transfer Taxes (and shall provide the supporting documentation necessary to calculate such Transfer Taxes); in each case to the extent not included in the Net Financial Indebtedness;

provided, however, that the Seller will have no liability for the Damages arising under the Proceedings materially true and correct disclosed in Schedules 2.11 and 2.14 affecting the Chilean Target, the Peruvian Target or the Colombian Target;

(ii) any Damages arising out of, relating to or resulting from the current Proceedings in respect of civil and labor litigation in Brazil;

(iii)  any Environmental, Health and Safety Liability that should have been included in Schedule 2.18 (but not, for the avoidance of doubt, an Environmental, Health and Safety Liability materially true and correct disclosed in such Schedule 2.18); and

(iv) any liability or obligation of any nature whatsoever of the Acquired Companies, which is not related to the W&C Business; and any and all Taxes or Environmental, Health and Safety Liabilities arising out of, or relating to, or resulting from any successor, secondary or joint and several liability, in respect of the Seller or any of its Affiliates (different from the Acquired Companies), or its assets.

(c) The remedies provided in this Section 6.2 will be exclusive so no other remedies may be available to the Indemnitees in respect of the matters regulated herein.

6.3 Indemnification and Payment of Damages by the Buyer. (a) The Buyer will indemnify and hold harmless the Seller and their respective Representatives, stockholders, controlling persons and affiliates, and will pay to them any damages (excluding any indirect or consequential damage) arising from or in connection with: (i) any Breach of any representation or warranty made by the Buyer in this Purchase Agreement; and (ii) any Breach by the Buyer of any covenant or obligation of the Buyer in this Purchase Agreement.

(b) The remedies provided in this Section 6.3 will be exclusive so no other remedies may be available to the Seller or the other indemnified persons in respect of the matters regulated herein.

6.4 Limitations in Respect of the Seller. (a) The Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.2:

(i) De Minimis. If the Damages caused by the respective individual event do not exceed US$73,000;

(ii) Basket. Until the aggregated cumulative Damages (excluding those referred in paragraph (i)) exceed US$1,460,000 (but the liability will extend to the complete amount once the threshold is reached);

(iii) Caps.

(A)  Taxes. For any amount in excess of 100% of the Provisional Cash Amount (without any of the adjustment mentioned in the definition of such term) (the “Tax Cap”) for Damages referred to in the indemnity obligation set forth in Section 6.2(b)(i)(A); provided, however, that the Parties have agreed on sharing the Damages referred to in the indemnity obligation set forth Section 6.2(b)(i)(A), whether as a result of existing Proceedings or otherwise, for Taxes that are imposed on the Brazilian Target, being 90% assumed by the Seller and 10% assumed by the Buyer, with a limit for the Buyer of US$24 million and also a sub-limit for the Buyer of US$2,800,000 in respect of current Proceedings for Taxes imposed on the Brazilian Target;

provided, further, that the Tax Cap shall decrease over time as follows: (1) in US$20 million on January 1, 2009, (2) in US$20 million on January 1, 2010, (3) in US$40 million on January 1, 2011, (4) in US$40 million in January 1, 2012, and (5) in US$80 million in January 1, 2013; provided however, that the reduction shall not apply in respect of all amounts that may be payable in case of a negative outcome (the “Exposed Amount”) of the Proceedings (as estimated for the respective date by the auditing firm Ernst and Young in Brazil (“E&Y Brazil”)) which are pending before a reduction in the Tax Cap is expected to become effective, which Exposed Amount shall be computed as decreasing the amount of the reduction in reverse order of maturity (i.e. an Exposed Amount of US$60 million in January 1, 2009 will decrease the amount of the reduction in paragraph (5) from US$80 million to US$20 million). The Parties agree to engage E&Y Brazil during the month of December of the year preceding the date of determination. The costs of the fees of E&Y Brazil shall be borne equally by both Parties. For these purposes, Ficap shall prepare and send a list of Proceedings to E&Y Brazil and the Parties on the first week of December, and E&Y shall have until January 15 to issue the corresponding estimate.

(B) General. For any an amount in excess of US$146,000,000 for Damages caused by a Breach of the representations, warranties, covenants and obligations different from the indemnity obligation set forth in Section 6.2(b)(i)(A) (it being understood that the limit referred to in paragraph (A) shall be reduced by any amount borne by the Seller in accordance with this paragraph (B));

(C) Pre-Closing Breaches. For any amount in excess of US$18,000,000, in the case of Damages caused by a Breach of a representation or warranty made by the Seller or the failure to fulfill an Additional Closing Condition (different, for the avoidance of doubt, from the indemnity obligations set forth in Section 6.2(b)), which Breach occurs after the date of execution of this Purchase Agreement but before the Closing Date and is disclosed by the Seller to the Buyer as provided in Section 4.13; and

(D) Environmental. For any amount in excess of US$30,000,000, in the case of Damages caused by a Breach of the representations, warranties, covenants and obligations contained in Section 2.18 (Environmental Matters) (including, for the avoidance of doubt, Section 6.2(b)(iii)) (it being understood that the limit referred to in paragraph (B) shall be reduced by any amount borne by the Seller in accordance with this paragraph (D)); and

(iv) Exclusion to Limits.

(A)  The limitations on liability set forth in Section 6.4(a)(i) (De Minimis), (ii) (Basket), and (iii) (Caps) will not apply to (1) any intentional Breach by the Seller of any covenant or obligation, and (2) the matters described in Sections 6.2(b)(i)(B) and (C) and 6.2(b)(iv), and the Seller shall be liable for all Damages with respect to such Breaches; and

(B) The limitations on liability set forth in Section 6.4(a)(i) (De Minimis) and (ii) (Basket) will not apply to the matters described Section 6.2(b)(i)(A), and the Seller shall be liable for all Damages with respect to such Breaches with the liability cap set forth in Section 6.4(a)(iii).

(b) The Seller will also have no liability (for indemnification or otherwise) with respect to: (i) an indemnity claim based on a Legal Requirement which was not in effect on or prior to the Closing Date; (ii) an indemnity claim which is the direct result of an act taken or an omission made by Buyer asserting such claim with the specific and sole intent of inducing a third-party to assert a third-party claim; (iii) an indemnity claim, whether in connection with a retroactive Tax or not, arising solely from a winding up, liquidation or reorganization of any Acquired Company made by the Buyer after the Closing Date, except where the Tax liability results from a winding up, liquidation or reorganization undertaken by the Seller prior to the Closing Date or as a result of the Reorganization; (iv) any claim for indemnification arising out of the inaccuracy or breach of any representation and warranty (as qualified by the respective Schedule) that it is not notified to the Buyer prior to the termination of the relevant survival period; and (v) any claim or dispute related to Section 1.5 that has been resolved by the Auditors pursuant to it (without prejudice to Buyer’s right to make claims relating to financial statements other than on issues explicitly decided by the Auditors and only to the extent decided).

6.5 Limitations in Respect of the Buyer. (a) The Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 6.3 in an amount in excess of US$73,000,000. However, this limit will not apply to any intentional Breach by the Buyer of any covenant or obligation, and the Buyer will be liable for all damages with respect to such Breaches.

 (b) The Buyer will also have no liability (for indemnification or otherwise) with respect to: (i) an indemnity claim based on a Legal Requirement which was not in effect on or prior to the Closing Date; (ii) an indemnity claim which is the direct result of an act taken or an omission made by Seller asserting such claim with the specific and sole intent of inducing a third-party to assert a third-party claim; (iii) any claim for indemnification arising out of the inaccuracy or breach of any representation and warranty that it is not notified to the Buyer prior to the termination of the relevant survival period; and (iv) any claim or dispute related to Section 1.5 that has been resolved by the Auditors pursuant to it.

6.6 Procedure for Indemnification in Respect of Third Party Claims. (a) Promptly after receipt by an indemnified party under Section 6.2 or 6.3 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 6.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to control such Proceeding and, to the extent that it chooses to do so, to assume the defense of such Proceeding with the assistance of counsel of good reputation within the applicable jurisdiction and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party hereunder for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it shall be conclusively established for purposes of this Purchase Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, (ii) the indemnifying party shall be entitled to reach a compromise or settlement of such claims without the indemnified party's consent, provided (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person which may give rise to a new claim or help further an existing claim against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 10 days after such notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Purchase Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which consent, if denied, shall be justified) and, in such a case, the indemnifying party will have no liability in respect of such Proceeding.

6.7 Procedure for Indemnification in Respect of Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE SEVEN
ANCILLARY AGREEMENTS

7.1 Madeco Covenant. Starting on the Closing Date and until the contingent liabilities referred to in Article Two (Representations and Warranties of the Seller) and Article Six (Indemnities; Remedies) expire, the Seller covenants and agrees (i) to maintain a Shareholder’s Equity of at least US$250,000,000, and (ii) to grant to the Buyer the same security interests (garantías reales) it may grant in the future to a creditor of the Seller (the “Madeco Covenant”).

7.2 Quiñenco Role. Quiñenco covenants and agrees (i) until all corporate approvals of the Seller to implement the Contemplated Transactions have been obtained (or irrevocably failed) (A) to maintain and not to sell any of its shares in the Seller, (B) to promote among the other shareholders of the Seller the benefits of the Contemplated Transactions with the purpose of obtaining the required approval of the shareholders at a specially convened shareholders meeting, and (C) to vote in favor of the Contemplated Transactions in any shareholders meeting summoned for this purpose (the “Madeco Shareholders Meeting”) (together clauses (A), (B) and (C), the “Quiñenco Pre-Closing Obligations”); and (ii) after the Closing (A) for a period of two years, not to sell any of its shares in the Seller, and (B) for so long it remains as a shareholder of the Seller, not to agree or vote in favor of any proposal that causes the Seller to violate the Madeco Covenant.

7.3 Standstill; No Shop. (a) Between the date of this Purchase Agreement and the earlier of (i) the Closing Date, or (ii) nine months after a breach of any of the Quiñenco Pre-Closing Obligations that prevents the Closing from occurring as expected, or (iii) March 31, 2009, without the prior written consent of the Buyer, the Seller will not, and will cause the Acquired Companies and each of their representatives not to, directly or indirectly, enter into, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than the Buyer) relating to any transaction involving the sale of the W&C Business, or any merger, consolidation, business combination or similar transaction involving the W&C Business.

 (b) Likewise, between the date of this Purchase Agreement and the earlier of (i) the Closing Date, or (ii) nine months after the board of directors of the Buyer fails to approve the issuance of the Shares Consideration (following a favorable opinion of an independent appraiser, as provided in Section 1.5) that prevents the Closing from occurring as expected (the “Nexans Pre-Closing Obligation”), or (iii) March 31, 2009, without the prior written consent of the Seller, the Buyer will not, and will cause any affiliate or related company and each of their representatives not to, directly or indirectly, enter into, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than the Seller) relating to any transaction involving the acquisition (or merger, consolidation, business combination or similar transaction) by the Buyer of a business in a country in South America that competes with the W&C Business in such country.

 7.4 No Disclosure. Except as and to the extent required by law, without the prior written consent of the other Party, neither the Seller nor the Buyer will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to the terms, conditions or other aspects of the transaction proposed in this Purchase Agreement. If a Party is forced by a Legal Requirement to make any such disclosure, it shall first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is contemplated in a Legal Requirement, and the time and place that the disclosure will be made.

7.5 Non-Compete; Non-Solicitation; Confidentiality. (a) For a period of three (3) years from and after the Closing Date (the “Restricted Period”), Quiñenco shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the W&C Business, in each case anywhere in South America (the “Restricted Business”); provided, however, that the restrictions contained in this Section 7.5(a) shall not restrict the acquisition by Quiñenco or its Affiliates, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The Buyers’ calculation of the Purchase Price is based, in part, on its valuation of the future W&C Business, and but for the covenants of the Parties contained in this Section 7.5, the Buyer would not have entered into or consummated the Contemplated Transactions on the terms and conditions set forth herein.

(b) For a period of three (3) years from and after the Closing Date, Quiñenco shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) cause, solicit, induce or encourage any employees of any of the Acquired Companies to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of any of the Acquired Companies (including any existing or former customer of any of the Acquired Companies and any Person that becomes a client or customer of any of the Acquired Companies after the Closing) or any other Person who has a material business relationship with any of the Acquired Companies, to terminate or modify any such actual or prospective relationship. The prohibition in (i) shall not prevent Quiñenco and its Affiliates from employing (A) any such person (other than the key managers included in Schedule 4.9(b)) who responds to general solicitations of employment not specifically directed to employees of the Acquired Companies, or (B) any such person (including the key managers included in Schedule 4.9(b)) whose labor contract is terminated by the Buyer.

(c) For a period of three (3) years from and after the Closing Date, the Buyer shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) cause, solicit, induce or encourage any employees of the Seller or Quiñenco to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Seller or Quiñenco (including any existing or former customer of the Seller and any Person that becomes a client or customer of the Seller after the Closing) or any other Person who has a material business relationship with the Seller, to terminate or modify any such actual or prospective relationship. The prohibition in (i) shall not prevent the Buyer and its Affiliates from employing (A) any such person who responds to general solicitations of employment not specifically directed to employees of the Seller or Quiñenco, or (B) any such person whose labor contract is terminated by the Seller or Quiñenco.

(d) From and after the Closing Date, Quiñenco shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Buyer, any Confidential Information (as defined below). Quiñenco shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Legal Requirement; provided, however, that in the event disclosure is required by applicable Legal Requirement, Quiñenco shall, to the extent reasonably possible, provide the Buyer with prompt notice of such requirement prior to making any disclosure so that the Buyer may seek an appropriate protective order. For purposes of this Section 7.5(d), “Confidential Information” means any information with respect to the Acquired Companies, except information that (i) is generally available to the public on the date of this Purchase Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(e) The covenants and undertakings contained in this Section 7.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.5 may cause irreparable injury to the Buyer, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.5 may be inadequate. Therefore, the Buyer may be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.5 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 7.5 are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity.

(f) The Parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.5 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.6 Termination. (a) This Purchase Agreement may be terminated at any time prior to the Closing Date:

(i) by the mutual written agreement of the Parties;

(ii) by any of the Parties, if (A) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Contemplated Transactions, or (B) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling or injunction shall have become final and non-appealable and the Party seeking to terminate this Purchase Agreement pursuant to this Section 7.6(a)(ii) shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction;

(iii) subject to Section 5.4, by any of the Parties, by written notice, if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Purchase Agreement under this Section 7.6(a)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Purchase Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before such date;

(iv) by the Buyer, by written notice to the Seller, if there shall have been a breach of any representation or warranty of the Seller hereunder, which breaches would be reasonably expected to have, individually or in the aggregate, one of the effects mentioned in Section 5.1(a)(i), and such breach shall not have been remedied within 30 days after receipt by the Seller of notice in writing from the Buyer, specifying the nature of such breach and requesting that it be remedied or the Buyer shall not have received adequate assurance of a cure of such breach within such 30-day period; or

(v) by the Buyer, by written notice to the Seller, if there shall have been a breach of any material covenant or agreement of the Seller hereunder or a breach of any of the Quiñenco Pre-Closing Obligations, and such breach shall not have been remedied within 30 days after receipt by the Seller of notice in writing from the Buyer, specifying the nature of such breach and requesting that it be remedied or the Buyer shall not have received adequate assurance of a cure of such breach within such 30-day period; or

(vi) by the Seller, by written notice to the Buyer, if there shall have been a breach of any representation or warranty of the Buyer hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, one of the effects mentioned in Section 5.2(a)(i), and such breach shall not have been remedied within 30 days after receipt by the Buyer of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied or the Seller shall not have received adequate assurance of a cure of such breach within such 30-day period; or

(vii) by the Seller, by written notice to the Buyer, if there shall have been a breach of any material covenant or agreement of the Buyer hereunder (i.e. a breach of the Nexans Pre-Closing Obligation), and such breach shall not have been remedied within 30 days after receipt by the Buyer of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied or the Seller shall not have received adequate assurance of a cure of such breach within such 30-day period.

(b) No termination of this Purchase Agreement pursuant to Section 7.6(a) shall be effective until notice thereof is given to the non-terminating Party specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 7.6(a), this Purchase Agreement shall, except as provided in this Section 7.6(b), become wholly void and of no further force and effect without liability to any Party or to any Affiliate or their respective Representatives, and following such termination no Party shall have any liability under this Purchase Agreement; provided that if this Purchase Agreement is terminated pursuant to Sections 7.6(a)(v) or 7.6(a)(vii) the non-performing party shall pay to the performing party, as agreed damages (cláusula penal), the amount of US$21,000,000 as the sole and exclusive remedy, provided, further, that nothing herein shall prevent the performing party from recovering all damages it may have suffered if the material breach is caused by the gross negligence or willful misconduct of the non-performing Party.

ARTICLE EIGHT
DEFINITIONS AND INTERPRETATION

8.1 Defined Terms. The following terms are defined in the corresponding Sections of this Purchase Agreement:

Defined Term	Section Reference
Accounts Receivable	Section 2.8
Actual Closing Net Financial Indebtedness	Section 1.4(a)
Actual Closing Working Capital	Section 1.4(a)
Additional Closing Conditions	Section 5.1(a)(vii)
Additional Representations and Warranties	Section 2.28
Additional Undertakings	Section 4.14
AMF	Section 1.5(c)(iv)
Antitrust and Regulatory Approvals	Section 4.5(a)
Argentinean Target	Annex A
Brazilian Target	Annex A
Buyer	Preamble
Buyer Closing Approvals and Authorizations	Section 4.5
Buyer Parties	Section 1.1
Buyer Representations and Warranties	Article Three
Chilean Target	Annex A
Closing	Section 1.3
Closing Accounts	Section 1.4(a)
Closing Date	Section 1.3
Closing Accounts Objection	Section 1.4(a)
Closing Approvals and Authorizations	Section 4.5
Closing Long Term Liabilities	Section 1.4(a)
Closing Other Working Capital	Section 1.4(a)
Closing Total Gross Fixed Assets	Section 1.4(a)
Cobrecon	Annex A
Colada Continua Chilena	Annex A
Colombian Target	Annex A
Confidential Information	Section 7.5(c)
Contribution Agreement	Section 1.5(a)
Copyrights	Section 2.21(a)(iii)
Cotelsa	Annex A
Damages	Section 6.2(a)
Exposed Amount	6.4(a)(iii)(A)
Decker Indelqui	Annex A
Domain Names	Section 2.21(a)(v)
E&Y Brazil	Section 6.4(a)(iii)(A)
Framework Agreement	Recitals
IFRS	Section 3.17
Indemnified Persons	Section 6.2(a)
Intellectual Property Assets	Section 2.21(a)
Madeco Covenant	Section 7.1
Madeco Shareholders Meeting	Section 7.2(a)
Marks	Section 2.21(a)(i)
Net Adjustment Amount	Section 1.4(d)
Nexans Environmental Regulations	Section 3.15(a)
Nexans Governmental Authorizations	Section 3.7
Nexans Intellectual Property Rights	Section 3.16
Nexans Material Adverse Effect	Section 3.2
Nexans Pre-Closing Obligation	Section 7.3(b)
Nexans Regulatory Reports	Section 3.1
Optel	Annex A
Parties	Preamble
Patents	Section 2.21(a)(ii)
Peruvian Holding Target	Annex A
Products	Section 2.27(a)
Purchase Agreement	Preamble
Purchase Price	Section 1.2
Quiñenco	Recitals
Quiñenco Pre-Closing Obligations	Section 7.2(a)
Redemption Amount	Annex A
Restricted Business	Section 7.5
Restricted Period	Section 7.5
Seller	Preamble
Seller Closing Approvals and Authorizations	Section 4.4
Seller Parties	Section 1.1
Seller Representations and Warranties	Article Two
Significant Subsidiary	Section 3.2
Tax Cap	Section 6.4(a)(iii)(A)
Termination Date	Section 5.1
Trade Secrets	Section 2.21(a)(iv)

8.2 Definitions. Except as otherwise expressly provided in this Purchase Agreement, or unless the context otherwise requires, whenever used in this Purchase Agreement, the following terms will have the meanings indicated below:

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

"Acquired Company" means (i) as of the date hereof, each of the business units and/or companies operated and/or controlled by the Seller, or in respect of which the Seller has a direct or indirect equity interest, engaged in the W&C Business; and (ii) as of the Closing Date, each of the companies resulting from the Reorganization controlled by the Seller, or in respect of which the Seller will have a direct or indirect equity interest, engaged in the W&C Business, including (A) the Chilean Target, (B) Cotelsa, (C) Colada Continua, (D) the Argentinean Target, (E) Optel, (F) the Brazilian Target, (G) the Peruvian Holding Target, (H) Indeco, (I) Cobrecon and (J) the Colombian Target; provided, however, that when used in the Seller Representations and Warranties, the term “Acquired Company” shall (i) not include Colada Continua Chilena and Cobrecon (except for the following Sections, which shall apply to Colada Continua Chilena and Cobrecon: 2.1 (Organization and Good Standing), 2.2 (Authority, No Conflict – limited to the by-laws only), 2.3 (Capitalization), 2.11 (Taxes), and, subject to a Knowledge qualifier, Sections 2.13(a)(i) and (ii) (Legal Requirements), 2.14(b) and (c) (Orders)); and (ii) shall be understood, in respect of the Chilean Target, the Argentinean Target and the Peruvian Holding Target, prior to their respective date of incorporation, to the Seller’s Affiliate from where their assets are or have been transferred, and from the date of incorporation, to the Chilean Target, the Argentinean Target and the Peruvian Holding Target.

“Applicable GAAP” means generally accepted accounting principles in Chile, Argentina, Brazil, Peru and Colombia, as applicable.

“Auditors” means Deloitte & Touche Sociedad de Auditores y Consultores Limitada.

“Breach” means (i) any inaccuracy in or breach of, or any failure to perform with, such representation, warranty, covenant, obligation or other provision, or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

“Cash Consideration” allocated as part of the Purchase Price for the Acquired Companies as set forth in Schedule 1.1, means the Provisional Cash Amount plus the Escrow Amount plus or minus, as the case may be, the Net Adjustment Amount (to be definitively determined as set forth in Section 3).

"Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contamination” means the presence of a substance, which has been added to the land at the Site at a concentration above the concentration at which the substance is normally present in, on or under geologically similar land in the same locality and which is harmful to, or presents an unacceptable risk of harm to, human health or the environment and which is discovered in the course of the performance of the environmental investigation.

“Contribution Shares” mean the shares of the Acquired Companies, as set forth in Schedule 1.1, that shall be contributed by the Seller to the Buyer at the Closing in exchange for the Shares Consideration.

“Control” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person through the ownership of voting securities or by Contract, including, without limitation, through the beneficial ownership of more than 50% of the voting securities of such Person.

"Contemplated Transactions" mean all of the transactions contemplated by this Purchase Agreement, including (i) the Reorganization; (ii) the sale of Acquired Companies by the Seller to the Buyer; (iii) the performance by the Buyer and the Seller of their respective covenants and obligations under this Purchase Agreement; and (d) Buyer's acquisition and ownership of the Acquired Companies and exercise of control over each Acquired Company (except Colada Continua Chilena and Cobrecon).

"Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Derivative Contract" means any future Contract, forward rate agreement; interest rate cap, floor or collar transaction; forward rate transaction; commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, foreign exchange transaction, interest rate or currency swap transaction; total return swap, credit default swap, repurchase or securities lending transaction or any other similar transaction, including option transactions or any combination of these transactions.

“Dollar” or “US$” means the lawful currency of the United States of America.

“Dólar Observado” means, with respect to any conversion, the exchange rate for Dollars published by the Central Bank of Chile according to number 6 of Chapter I of the Compendium of Foreign Exchange Regulations, in effect on the date such conversion is made.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Consultant” means an environmental consultant from a reputable international firm.

"Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law" means any Legal Requirement that requires or relates to (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting resources, species, or ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Amount” means US$37,000,000.

“Estimated Closing Net Financial Indebtedness” means the Net Financial Indebtedness as of the Closing Date estimated in good faith by the Seller one week prior to the Closing.

“Estimated Closing Working Capital” means the Working Capital as of the Closing Date estimated in good faith by the Seller one week prior to the Closing.

“Euro” or “€” means the lawful currency or the European Union.

"Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company in connection with the W&C Business and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Financial Statements” mean (i) the unaudited proforma consolidated balance sheets and related statements of income of the Acquired Companies, as if the Reorganization had already been completed for the relevant date; or (ii) the unaudited consolidated balance sheets and related statements of income of the Acquired Companies after the Reorganization, as applicable. As a matter of reference, the Financial Statements will follow the entries numbers of the Ficha Estadística Codificada Uniforme (or any other report, document or information reporting that shall replace it) filed for any fiscal quarter by the Seller on a consolidated basis with the Superintendencia de Valores y Seguros of Chile.

"Fixed Price Contract" means a sales Contract providing for deliveries 90 days or more after the Contract is entered into at a price which is firm and not indexed to variation in the cost of the quantity of metals incorporated into the products sold under such Contract.

"GAAP" means generally accepted accounting principles in Chile.

"Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization pursuant to any Legal Requirement necessary to allow each Acquired Company to lawfully conduct and operate its businesses in the manner it currently conducts and operate such businesses, and to permit each Acquired Company to own and use its assets in the manner in which it currently owns and use such assets.

"Governmental Body" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or any Acquired Company.

"Hazardous Materials" mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Knowledge" means, and an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.

“Inflation Variation” means the change in the official cost of living index (Índice de Precios al Consumidor) as published by Instituto Nacional de Estadísticas, with a one month time lag, following the customary financial statement price level restatement in Chile.

“Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, regulation, statute or treaty.

“Long Terms Liabilities” mean for any relevant date, the sum of the account entries in the Financial Statements No. 5.22.30.00 (Documentos por pagar a largo plazo), 5.22.40.00 (Acreedores varios a largo plazo), 5.22.50.00 (Documentos y cuentas por pagar empresas relacionadas largo plazo), 5.22.60.00 (Provisiones a largo plazo), 5.22.70.00 (Impuestos diferidos a largo plazo) and 5.22.80.00 (Otros pasivos a largo plazo), and shall exclude items included in the definition of Net Financial Indebtedness.

“Net Financial Indebtedness” mean for any relevant date, the net amount between (i) any indebtedness of the Acquired Companies with respect to (A) borrowed money, (B) notes payable, (C) capital leases, installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of assets, (D) Accounts Receivable sold or assigned, (E) the amount of accrued but unpaid Taxes at the Closing Date, and (F) any financial liabilities, including any interest accrued thereon and prepayment or similar penalties and expenses, and (ii) any available cash of the Acquired Companies (but excluding any court cash deposits).

For illustration purposes, on the basis that not all of the preceding items existed as of June 30, 2007, the “Net Financial Indebtedness” as of June 30, 2007 corresponded to the sum of the accounts entries in the Financial Statements No. 5.21.10.10 (Obligaciones con bancos e instituciones financieras a corto plazo), 5.21.10.20 (Obligaciones con bancos e instituciones financieras largo plazo - porción corto plazo), 5.21.10.30 (Obligaciones con el público (pagarés)), 5.21.10.40 (Obligaciones con el público – porción corto plazo (bonos)), 5.21.10.50 (Obligaciones largo plazo con vencimiento dentro de un año), 5.21.10.60 (Dividendos por pagar), 5.22.10.00 (Obligaciones con bancos e instituciones financieras), 5.22.20.00 (Obligaciones con el público largo plazo (bonos), 5.21.20.40 (Impuesto a la renta) and 5.21.20.30 (Retenciones), minus the sum of the accounts entries in the Financial Statements No. 5.11.10.10 (Disponible), 5.11.10.20 (Depósitos a plazo) and 5.11.10.30 (Valores negociables (neto)).

“Normative Indebtedness” means US$75 million.

“Normative Working Capital” means US$212 million (on the basis that the Seller shall have changed its suppliers of copper rods to local suppliers in each country, with the possible exception of an existing account payable in the Colombian Target to the Seller for copper rod supplies in an amount not to exceed US$8 million).

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

"Ordinary Course of Business” means, and an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" mean (i) the bylaws of a corporation, limited liability company, partnership or other legal entity; (ii) any similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iii) any amendment to any of the foregoing.

“Other Working Capital” means for any relevant date, the sum of all current assets and liabilities other than those included in the definition of Working Capital, and excluding provisions for income Taxes; provided, for the avoidance of doubt, that except in the case mentioned in the last paragraph of Annex A in respect of Colombia, any uncollected amount related to the promise to purchase agreement entered into by the Colombian Target referred to in Schedule 2.16(a) shall not be accounted for as an asset or, if so, shall be fully provisioned for.

For illustration purposes, this would mean the sum of the account entries in the Financial Statements No. 5.11.10.90 (Impuestos por recuperar), 5.11.20.10 (Gastos pagados por anticipado), 5.11.20.20 (Impuestos diferidos), 5.11.20.30 (Otros activos circulantes), 5.11.20.40 (Contratos de leasing (neto)), 5.11.20.50 (Activos para leasing (neto)), minus the sum of the account entries in the Financial Statements No. 5.21.10.90 (Acreedores varios), 5.21.20.20 (Provisiones), 5.21.20.50 (Ingresos percibidos por adelantado), 5.21.20.60 (Impuestos diferidos) and 5.21.20.70 (Otros pasivos circulantes).

"Person" means any individual, corporation, limited liability company, partnership or other legal entity, joint venture, association, organization, labor union or other entity or Governmental Body.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Projected Total Gross Fixed Assets” means the sum of (i) the Total Gross Fixed Assets as of June 30, 2007, being US$333.5 million (taking into account, where applicable, the change in the book values resulting from values attributed in the Reorganization in Argentina); (ii) the amount in Chilean pesos, converted into Dollars pursuant to the Dólar Observado as of November 15, 2007, of the estimated investment in property, plant and equipment for the second half of year 2007, being US$13 million equal to the difference between the capital expenditures for 2007 as budgeted and the capital expenditures effectively done at June 30, 2007; and (iii) the proportional part of the amount in Chilean pesos, pursuant to the Dólar Observado as of November 15, 2007, of the estimated investment in property, plant and equipment for the year 2008 included as Annex C, between January 1, 2008 and the Closing Date (restated, if the case, to eliminate any expenses or investments made pursuant to the Additional Undertakings); and adjusted according to the Inflation Variation from June 30, 2007 to the Closing Date.

“Projected Long Term Liabilities” mean US$10.8 million, representing the amount of Long Term Liabilities deemed to be projected to be at the Closing equal to the amount as of June 30, 2007, excluding items of Net Financial Indebtedness.

“Provisional Cash Amount” means US$347 million minus (i) the amount by which, if the case, the Estimated Closing Net Financial Indebtedness exceeds the Normative Indebtedness; (ii) the Transfer Taxes; and (iii) the Escrow Amount; plus the amount by which the Estimated Closing Working Capital exceeds the Normative Working Capital, or if the case, less the amount by which the Estimated Closing Working Capital is less than the Normative Working Capital; plus, if the case, the amount by which the Normative Indebtedness exceeds the Estimated Closing Net Financial Indebtedness.

“Reference Other Working Capital” means an amount in Dollars of the Other Working Capital as calculated from the Financial Statements as of June 30, 2007 (being US$7.5 million), adjusted according to the Inflation Variation from June 30, 2007 to the Closing Date.

"Related Person" means with respect to a particular individual, (i) each other member of such individual's Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual, (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).

For purposes of this definition, (i) the "Family" of an individual includes (A) the individual, (B) the individual's spouse, (C) any other natural person who is related to the individual or the individual's spouse within the second degree, and (D) any other natural person who resides with such individual, and (ii) "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Remediation” means the clean up, removal, abatement, treatment, control, containment, encapsulation or other treatment of Contamination or the investigation, monitoring or management of it.

“Reorganization” means the legal reorganization of the W&C Business owned directly or indirectly by Madeco S.A. giving rise to the ownership by the Seller of the Acquired Companies, and the assets and liabilities to be owned by the Acquired Companies, as further described in Annex A.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Shareholders’ Equity” means total assets minus total liabilities of the respective company.

“Shares Consideration” allocated as part of the Purchase Price for the Acquired Companies as set forth in Schedule 1.1, means 2,500,000 shares of common stock of the Buyer.

“Seller Disclosure Schedule” means the Schedules setting forth certain disclosures of the Seller, or qualifications or exceptions to any of the Seller Representations and Warranties, which Schedules are delivered simultaneously with the execution and delivery of this Purchase Agreement and may be supplemented in accordance with Section 4.13.

“Site” means the industrial sites used by the Acquired Companies.

"Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, tariff, duty (including any customs duty) or other fee, social security system charges or contributions, and any related charge or amount (including any fine, penalty, interest, or addition to tax) imposed or collected by or under the authority of any Governmental Body.

“Tax Authority” means any national, regional, local, or municipal or other governmental body or authority of any kind with the power to impose any Tax.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information submitted to, or required to be submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened" means that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

"Total Gross Fixed Assets"” means for any relevant date, the sum of the account entries in the Financial Statements No 5.12.10.00 (Terrenos), 5.12.20.00 (Construcción y obras de infraestructura), 5.12.30.00 (Maquinarias y equipos), 5.12.40.00 (Otros activos fijos) and 5.12.50.00 (Mayor valor por retasación técnica del activo fijo), restated, if the case, to eliminate (i) any change in the book values resulting from values attributed in the Reorganization, and (ii) any expenses or investments made pursuant to the Additional Undertakings.

For the avoidance of doubt, the “Total Gross Fixed Assets” shall not include any costs related to or resulting from moving or the Reorganization (including but not limited to equipment dismantling and reinstallation or computer system expenditures to create a stand-alone autonomy for the W&C Business of the Acquired Companies).

  “Trademark License Agreement” means the trademark license agreement to be entered into by the Parties at Closing in respect of the “Madeco” trademark in terms and conditions substantially similar to the form included as Annex D.

“Transfer Tax” means the amount of any Taxes on the gains realized or otherwise assessed by the Seller or any of its Affiliates in connection with the Contemplated Transactions that, pursuant to any applicable Legal Requirement, shall be withheld by the Buyer or any of its Affiliates.

“Transition Services Agreement” means the transition services agreement to be entered into by the Parties at Closing in terms and conditions consistent with Section 2.7(b)(ii).

“Working Capital” means current assets minus current liabilities of the Acquired Companies, the components of which are the sum of the accounts entries in the Financial Statements No 5.11.10.40 (Deudores por venta (neto)), 5.11.10.50 (Documentos por cobrar (neto)), 5.11.10.60 (Deudores varios (neto)), 5.11.10.70 (Documentos y cuentas por cobrar a empresas relacionadas) and 5.11.10.80 (existencias (neto)), minus the sum of the accounts entries in the Financial Statements No. 5.21.10.70 (Cuentas por pagar), 5.21.10.80 (Documentos por pagar) and 5.21.20.10 (Documentos y cuentas por pagar a empresas relacionadas); provided, for the avoidance of doubt, that except in the case mentioned in the last paragraph of Annex A in respect of Colombia, any uncollected amount related to the promise to purchase agreement entered into by the Colombian Target referred to in Schedule 2.16(a) shall not be accounted for as an asset or, if so, shall be fully provisioned for.

“W&C Business” means the manufacture, distribution and sale of copper cable and wire, and related products as it is conducted as of the date hereof by the Seller in Chile, Argentina, Brazil Peru and Colombia (excluding, for the avoidance of doubt, cable or wire factories, sites or activities closed or discontinued by the Seller prior to the date hereof).

8.3 Interpretation. In this Purchase Agreement, unless otherwise specified, the following rules of interpretation apply:

(i) References to Sections, Schedules, Annexes and Parties are references to sections or sub-sections, schedules, annexes and parties to this Purchase Agreement;

(ii) The section and other headings contained in this Purchase Agreement are for reference purposes only and do not affect the meaning or interpretation of this Purchase Agreement;

(iii) Words importing the singular include the plural and vice versa;

(iv) References to the word “including” do not imply any limitation;

(v) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement; and

(vi) Reference to “business” days imply days in which banks are open to the public in Chile.

ARTICLE NINE
GENERAL PROVISIONS

9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Purchase Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (ii) sent by fax, as follows:

(a) if to the Seller or any other Seller Party:

Madeco S.A.
Ureta Cox 930
San Miguel, Santiago, Chile
Fax: (562) 551-6413
Telephone: (562) 520-1200
Attention: General Manager

with a copy to:

Noguera, Larrain y Dulanto
Av. Vitacura 2771 piso 14
Las Condes, Santiago, Chile
Fax: (56-2) 414-3001
Telephone: (56-2) 414-3000
Attention: Paulo Larraín

(b) if to the Buyer or any other Buyer Party:

Nexans
16 rue de Moncea
75008 Paris, France
Fax: (33) 1 56 69 86 36
Telephone: (33) 1 56 69 84 64
Attention: Patrick Noonan

with a copy to:

Claro y Cia.
Apoquindo 3721, piso 13
Las Condes, Santiago, Chile
Fax: (562) 367-3003
Telephone: (562) 367-3000
Attention: José María Eyzaguirre B.

(c) if to Quiñenco:

Quiñenco S.A.
Enrique Foster Sur 20, piso 14
Las Condes, Santiago, Chile
Fax: (562) 750-7101
Telephone: (562) 750-7100
Attention: Francisco Pérez

with a copy to:

Noguera, Larrain y Dulanto
Av. Vitacura 2771 piso 14
Las Condes, Santiago, Chile
Fax: (56-2) 414-3001
Telephone: (56-2) 414-3000
Attention: Paulo Larraín

or, in each case, at such other address as may be specified in writing to the other Party. All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax, on the next business day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

9.2 Binding Effect. This Purchase Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.3 Assignment; Successors; Third-Party Beneficiaries. This Purchase Agreement is not assignable by any Party without the prior written consent of the other Party and any attempt to assign this Purchase Agreement without such consent shall be void and of no effect. This Purchase Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties, whether or not so expressed. Nothing in this Purchase Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties hereto and the indemnified persons as set forth in Sections 6.2 or 6.3 any right, remedy or claim under or by reason of this Purchase Agreement.

9.4 Amendment; Waivers; Etc. Except as set forth in this Purchase Agreement, no amendment, modification or discharge of this Purchase Agreement, and no waiver under this Purchase Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Except as set forth in this Purchase Agreement, the waiver by any of the Parties of a breach of or a default under any of the provisions of this Purchase Agreement, or any failure or delay to exercise any right or privilege under this Purchase Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Purchase Agreement.

9.5 Entire Agreement. This Purchase Agreement (including the Schedules and Annexes referred to in or delivered under this Purchase Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to their subject matters.

9.6 Severability. Any term or provision of this Purchase Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.7 Counterparts. This Purchase Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

9.8 Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of Chile.

9.9 Arbitration. Any difficulty or dispute arising between the Parties in connection with the existence, validity, applicability, interpretation, duration, fulfillment, breach or termination of the agreements included in this Purchase Agreement or by any other cause that direct or indirectly is connected to this Purchase Agreement, shall be filed upon and solved in accordance with the Arbitration Rules of the International Chamber of Commerce. The number of arbitrators shall be three, the place of arbitration shall be New York City and the language of the proceedings shall be English. The ruling of the arbitrator shall be final and definitive without any right to appeal by the Parties.

9.10 Waiver of Immunity. Each Party agrees that in any legal action or proceeding against it or its assets in connection with this Purchase Agreement, no immunity from such legal action or proceedings (which shall include suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such action or proceedings.

9.11 Costs. Each Party shall be responsible for its own costs and expenses (including any fees and expenses by its respective advisors, consultants or legal counsel) incurred in connection with the negotiation, preparation and/or execution of this Purchase Agreement.

In WITNESS WHEREOF, each Party has signed, or caused its duly authorized officer to sign, this Purchase Agreement, as of the date first written above.

MADECO S.A. By: _____________________ Name: Title:	NEXANS By: _____________________ Name: Title:
By: _____________________ Name: Title:

For the purposes of Sections 7.2, 7.5, 9.8 and 9.9, and the corresponding defined terms in Article 8, only:

QUIÑENCO S.A. By: _____________________ Name: Title:
By: _____________________ Name: Title: